UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
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(4)Date Filed:

Explanatory Note

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed by Cardiovascular Systems, Inc. (the “Company”) to amend, restate and replace the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission on September 28, 2022 (the “Proxy Statement”). The sole purpose of this Amendment is to include the proxy card being used for the Company’s 2022 annual meeting, which was inadvertently omitted from the filed version of the Proxy Statement. No other changes have been made to the Proxy Statement.

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company” or “CSI”) on Tuesday, November 8, 2022, at 10:00 a.m. (Central Time). A notice of the Annual Meeting and a Proxy Statement covering the formal business of the Annual Meeting appear on the following pages.

This year’s Annual Meeting will be a virtual meeting that will be conducted live via webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CSII2022. You will also be able to vote your shares electronically at the Annual Meeting.

We are excited to continue to utilize the latest technology to provide ready access, real-time communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will facilitate stockholder attendance and participation from any location in the world.

Whether or not you plan to attend the virtual Annual Meeting, please promptly submit your proxy by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card or voting instruction card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the Annual Meeting. If you submit a proxy, you may revoke it any time before the final vote at the Annual Meeting. If you attend and wish to vote at the Annual Meeting, you will be able to do so even if you have previously submitted your proxy.
Thank you for your continued support of and interest in Cardiovascular Systems, Inc.

Sincerely,
Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 8, 2022 at 10:00 a.m. (Central Time)

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. will be held as a virtual meeting. You will be able to attend, vote your shares, and submit questions during the Annual Meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2022. The following items of business will be considered and acted upon at the Annual Meeting:

1.To elect as Class II directors to hold office until the fiscal 2025 Annual Meeting of Stockholders, the following nominees recommended by the Board of Directors: Scott R. Ward and Kelvin Womack.
2.To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2023.
3.To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers.
4.To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.
The record date for the Annual Meeting is September 13, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Sincerely,
Alexander Rosenstein
General Counsel and Corporate Secretary
St. Paul, Minnesota
September 28, 2022

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please submit your proxy. You may submit your proxy over the telephone or the Internet as instructed in the accompanying proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy or voting instructions by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Annual Meeting online may vote at the Annual Meeting, even if you already returned a proxy card or voting instruction card or submitted your proxy over the telephone or the Internet. Please note, however, that in order to vote at the Annual Meeting, you must have the 16-digit control number provided on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials, as discussed in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 8, 2022:
The Proxy Statement and Fiscal 2022 Annual Report to Stockholders are available at www.proxyvote.com and www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held as a virtual meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2022 on Tuesday, November 8, 2022, at 10:00 a.m. (Central Time), including any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction card if you received paper copies of the proxy materials or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other nominee (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about September 28, 2022 to our beneficial owners and stockholders of record who owned our common stock at the close of business on September 13, 2022. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, VOTING AND PARTICIPATION IN THE ANNUAL MEETING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email.

You can choose to receive our future proxy materials electronically via email by visiting www.proxyvote.com. Your choice to receive proxy materials electronically via email will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to both our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 13, 2022, the record date for the Annual Meeting, will be entitled to vote at the virtual Annual Meeting through www.virtualshareholdermeeting.com/CSII2022 or by proxy. On the record date, there were 41,905,932 shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If, on September 13, 2022, your shares were registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting through www.virtualshareholdermeeting.com/CSII2022 or vote by proxy prior to the Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your proxy over the telephone or the Internet as instructed below to ensure your vote is counted, or, if you received paper copies of the proxy materials, to submit your proxy by completing, signing, dating and mailing your proxy card in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on September 13, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. To vote online at the virtual Annual Meeting, you will need the 16-digit control number included with your voting instruction card or voting instructions you received from your broker, bank, or other nominee.

What am I voting on?

There are three matters scheduled for a vote:

•Election of each of the following nominees recommended by the Board of Directors to be a Class II director and to hold office until the fiscal 2025 Annual Meeting of Stockholders: Scott R. Ward and Kelvin Womack.
•Ratification of the appointment by the Audit, Risk Management and Finance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2023.
•Approval, on an advisory basis, of the compensation paid to the Company’s Named Executive Officers.

How do I vote?

•For the election of each nominee to the Board of Directors, you may vote “For” or “Against” or abstain from voting.
•For the ratification of the Audit, Risk Management and Finance Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023, you may vote “For” or “Against” or abstain from voting.
•For the advisory vote on Named Executive Officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at that time even if you have already submitted your proxy.

•To vote at the Annual Meeting, log in through www.virtualshareholdermeeting.com/CSII2022. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice.
•If you received paper copies of the proxy materials, to vote by proxy using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote by proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 7, 2022, to be counted.
•To vote by proxy over the Internet, go to www.proxyvote.com. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 7, 2022, to be counted.

We are providing Internet proxy voting to allow you to vote your shares via proxy online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. These costs will also apply to virtual attendance at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you may have received a Notice of Internet Availability of Proxy Materials or a voting instruction card with these proxy materials from that organization rather than from us. If you received a voting instruction card, you can simply complete and mail the voting instruction card to ensure that your vote is submitted to your broker, bank or other nominee. Internet and telephone voting also may be available to you; please see the materials you received from your broker, bank or other nominee for further information. If you received a Notice of Internet Availability of Proxy Materials, that notice will have information about how to vote over the Internet. To vote online at the virtual Annual Meeting, you will need the 16-digit control number included with the Notice of Internet Availability of Proxy Materials or voting instruction card you received from your broker, bank, or other nominee.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 13, 2022. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•“For” the election of the nominees to the Board of Directors;
•“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023; and
•“For” the advisory vote on Named Executive Officer compensation.

If any other matter is properly presented at the meeting, the persons acting as your proxies will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are held in different accounts. Please vote for each Notice and proxy card you receive to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2022 Annual Report to Stockholders are available at www.proxyvote.com or www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the virtual Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•You may submit another properly completed proxy card with a later date.
•You may submit a new proxy by telephone or Internet.
•You may send a timely written notice that you are revoking your proxy to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.
•You may attend the virtual Annual Meeting and vote at www.virtualshareholdermeeting.com/CSII2022. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by such broker, bank or other nominee.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•“For” and “Against” votes and abstentions and broker non-votes for each director nominee;
•“For” and “Against” votes and abstentions for auditor ratification; and
•“For” and “Against” votes and abstentions and broker non-votes for the advisory vote on Named Executive Officer compensation.

Abstentions will not be counted toward the vote total for the election of directors, but abstentions will be counted towards the vote total for each other proposal, and will have the same effect as “Against” votes for those proposals. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank, or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank, or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter, while the election of directors and the advisory vote on Named Executive Officer compensation are currently considered non-routine matters.

How many votes are needed to approve each proposal?

•For Proposal 1, in order to be elected as a Class II director, a nominee must receive “For” votes representing a majority of the votes cast by the shares present, either in person or by proxy, and entitled to vote on the election of directors. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes.
•For Proposal 2, in order to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023, the proposal must receive “For” votes from a majority of shares present, either in person or by proxy, and entitled to vote on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
•Proposal 3, regarding Named Executive Officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Advisory approval of this non-binding proposal requires “For” votes from a majority of the shares present, either in person or by proxy, and entitled to vote on this proposal. However, to the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Human

Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the shares outstanding at the close of business on the record date are present at the virtual Annual Meeting or represented by proxy. On the record date, there were 41,905,932 shares outstanding and entitled to vote at the Annual Meeting. Thus, the holders of 20,952,967 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you attend the virtual Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy, or the chairman of the Annual Meeting, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are stockholder proposals due for the fiscal 2023 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be included in the Company’s proxy materials and presented at the fiscal 2023 Annual Meeting must be submitted in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, and received no later than May 29, 2023. A stockholder proposal to be included in the Company’s proxy materials will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement a stockholder proposal that we are not required to include under the Exchange Act, including under Rule 14a-8.

Alternatively, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2023 Annual Meeting without including such proposals in the Company’s proxy materials, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on July 11, 2023, and no later than the close of business on August 10, 2023, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 Annual Meeting must also comply with the additional requirements of Rule 14a-19 (b) under the Exchange Act.

What are “householding” rules and how do they affect me?

The SEC has adopted rules that permit companies and brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more stockholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Company proxy materials. This means that only one copy of the proxy materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, or (iii) contact Investor Relations at (877) CSI-0360. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Why are you holding a virtual Annual Meeting?

Our Annual Meeting will be a virtual meeting that will be conducted live via webcast. We are excited to continue to utilize the latest technology to provide ready access, real-time communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will more efficiently facilitate full and equal stockholder attendance and participation from any location in the world. You will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies, but you will incur no costs of traveling to the meeting. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money, especially as physical attendance at meetings has fallen. We also believe that the online tools we have selected will increase stockholder communication. We are very sensitive to concerns that virtual meetings may diminish the stockholder voice or reduce accountability of management. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management.

How can I participate and ask questions at the virtual Annual Meeting?

We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will also be able to submit questions during the Annual Meeting. We encourage you to submit any question that is relevant to the business of the Annual Meeting. All appropriate questions asked during the Annual Meeting will be read and addressed during the Annual Meeting, as time permits. Questions and answers may be grouped by topic, and we will group substantially similar questions together and answer them once. Questions regarding personal matters or general economic or political questions that are not directly related to the business of the Company are not pertinent to Annual Meeting matters and, therefore, will not be answered. We limit each stockholder to one question in order to allow us to answer questions from as many stockholders as possible. If we are unable to address all submitted questions at the Annual Meeting, we will address unanswered questions on our website (www.csi360.com) following the meeting. If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, we encourage stockholders to contact us separately after the Annual Meeting through our Investor Relations department at (877) CSI-0360. We encourage stockholders to log into the webcast at least 15 minutes prior to the start of the Annual Meeting to test their Internet connectivity. We want to be sure that all our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, so all members of our Board of Directors and executive officers are expected to join the Annual Meeting and be available for questions.

What do I do if I have technical problems during the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting website log-in page.

If I am unable to participate in the live Annual Meeting webcast, can I listen to it later?

An audio replay of the Annual Meeting and a written transcript of the Annual Meeting, including the questions answered during the Annual Meeting, will be available as soon as practical on www.csi360.com, and will remain posted until our fiscal 2023 Annual Meeting (that is, the meeting we currently expect to hold in November 2023).

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until such director’s successor is elected and qualified.

The term of office of the Class II directors expires at the Annual Meeting. The Board has nominated Scott R. Ward and Kelvin Womack for election at the Annual Meeting. Messrs. Ward and Womack have served on the Board since 2013 and 2020, respectively. Mr. Womack was appointed by the Board to fill a vacancy and has not previously stood for election. He was recommended for appointment to the Board by the then-current directors. If elected at the Annual Meeting, Messrs. Ward and Womack would serve until the fiscal 2025 Annual Meeting and until such director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal. Sachin Jain, the other current Class II director, informed the Board in August 2022 that he did not intend to stand for reelection at the Annual Meeting. Accordingly, Dr. Jain’s term will expire at the Annual Meeting, upon the conclusion of which he will no longer be a director of the Company. The Board has not nominated an individual to replace Dr. Jain but intends to initiate a search for a new director to replace him.

Directors are elected by a majority of the votes cast in uncontested elections. The election of directors at the Annual Meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of “For” votes that exceeds 50% of the votes cast with respect to that nominee’s election. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes. In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under the plurality standard, the nominees receiving the greatest number of “For” votes (among votes properly cast in person or by proxy) will be elected as directors.

If an uncontested nominee for director does not receive a majority of “For” votes, he or she, if a current director, is required to offer to resign from the Board. The Governance/Nominating Committee and the Board will then determine whether the offered resignation should be accepted or rejected, and they may consider any factors they deem relevant in deciding whether to accept the resignation. The Board will publicly disclose its decision regarding the offered resignation within 90 days after the election results have been certified. Any director who has so offered his or her resignation will not be permitted to vote on or participate in the decision regarding that resignation. If an uncontested nominee for director who is not a current director does not receive a majority of “For” votes, he or she will not be elected to the Board.

Unless a contrary choice is specified, shares represented by executed proxies will be voted “For” the election of the nominees named in this proxy statement, or, if a nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. The nominees have agreed to serve as a director if elected, and we have no reason to believe that any of the nominees will be unable to serve.

The following is a brief biography for the Class II director nominees, and each person whose term of office as a Class I or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Directors:
Augustine Lawlor(2)(3)	66	Lead Independent Director
Erik Paulsen(2)(3)	57	Director
Class II Director Nominees:
Scott R. Ward	62	Chairman, President and Chief Executive Officer
Kelvin Womack(3)	65	Director
Class III Directors:
Martha Goldberg Aronson(3)(4)	55	Director
William Cohn(2)	62	Director
Stephen Stenbeck(4)	61	Director

(1)As of the date of this proxy statement.
(2)Member of the Governance/Nominating Committee.
(3)Member of the Human Resources and Compensation Committee.
(4)Member of the Audit, Risk Management and Finance Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2025 ANNUAL MEETING

Scott R. Ward. Mr. Ward has been a member of our Board since November 2013 and has served as its Chairman since November 2014. Mr. Ward served as our Interim President and Chief Executive Officer beginning in November 2015, and in August 2016, Mr. Ward was appointed as our President and Chief Executive Officer. From 2013 until 2019, Mr. Ward served as a Managing Director at SightLine Partners, an investment manager focused on private medical technology, digital health and life sciences companies. From 1981 to 2010, Mr. Ward was employed by Medtronic, Inc. and held a number of senior leadership positions. Mr. Ward was Senior Vice President and President of Medtronic’s CardioVascular business from May 2007 to November 2010. Prior to that he was Senior Vice President and President of Medtronic’s Vascular business from May 2004 to May 2007, Senior Vice President and President of Medtronic’s Neurological and Diabetes business from February 2002 to May 2004, and President of Medtronic’s Neurological business from January 2000 to January 2002. He was Vice President and General Manager of Medtronic’s Drug Delivery business from 1995 to 2000. Prior to that, Mr. Ward led Medtronic’s Neurological Ventures in the successful development of new therapies. Mr. Ward serves on the boards of several private companies. We believe that Mr. Ward’s experience running businesses within a large medical device company and his knowledge of the medical device industry allow him to make a valuable contribution to our Board. In addition, as our President and Chief Executive Officer, Mr. Ward is the person most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the execution of strategy.

Kelvin Womack. Mr. Womack has been a member of our Board since August 2020. Since September 2019, Mr. Womack has been the Vice President for Diversity and Inclusion at St. Jude Children’s Research Hospital. In June 2019, Mr. Womack retired after 10 years at Deloitte Touche Tohmatsu Ltd., a multinational professional services firm, at which he held several positions, including Leader of Federal Human Capital Leadership Solutions, Practice Leader of the Deloitte Consulting Federal Government Healthcare Practice, and Managing Principal for Diversity for all Deloitte U.S. Firms. Deloitte previously provided services to us as the Independent Review Organization under our Corporate Integrity Agreement and has provided tax advisory services to us from time to time, but Mr. Womack did not serve clients in those divisions of Deloitte. Prior to his positions at Deloitte, Mr. Womack held positions at BearingPoint, Inc., a management consulting firm, where he served as the Leader of BearingPoint’s U.S. Healthcare Consulting Practice, which included all government and commercial healthcare clientele. Mr. Womack currently serves on the board of trustees of Altarum, a non-profit organization that works with government agencies to improve healthcare for at-risk and disenfranchised populations. Mr. Womack previously served as a board member and Chairman of the Children’s Inn at the National Institute of Health. Mr. Womack is a former officer in the U.S. Marine Corps. We believe that Mr. Womack’s comprehensive understanding of the healthcare industry, experience with federal and healthcare agencies, broad technological expertise, and status as a thought leader on diversity, inclusion and patient care will expand the Board’s understanding of critical issues facing our business in a rapidly changing environment and assist us in ensuring access to our treatments for all patient populations we serve.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2024 ANNUAL MEETING

Augustine Lawlor. Mr. Lawlor has been a member of our Board since February 2009. He was a member of the board of directors of Replidyne, Inc. from March 2002 to February 2009. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, a life science focused venture capital firm, where he was a Managing Director from 2000 to 2007. Since January 2016, Mr. Lawlor has also been the Chief Operating Officer of Leap Therapeutics, a biopharmaceutical company. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc., a biotechnology company, and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor currently serves on the board of directors of Catalyst Biosciences, Inc., a biopharmaceutical company, and PainReform Ltd., a clinical stage specialty pharmaceutical company, as well as several private companies. He also served on the board of directors of Human Genome Sciences, Inc. from March 2004 to August 2012. We believe that Mr. Lawlor’s leadership experience in operating companies and with investment firms and his service as a board member of public companies enable him to bring valuable insight and knowledge to our Board.

Erik Paulsen. Mr. Paulsen has been a member of our Board since July 2019. From 2009 to 2019, Mr. Paulsen represented Minnesota’s Third Congressional District in the United States House of Representatives. During his tenure, Mr. Paulsen was a leading member on the House Ways and Means Committee, the House’s tax-writing body with broad jurisdiction over healthcare, economic and trade policy. He also served as Chairman of Congress’ Joint Economic Committee, a unique House-Senate panel tasked with working alongside the President’s Council of Economic Advisors and the Federal Reserve Board to identify and address macroeconomic trends. Additionally, Mr. Paulsen was co-chair of the bipartisan House Medical Technology Caucus. Prior to his service in Congress, Mr. Paulsen was a member of the Minnesota State Legislature, where he served as House Majority Leader. Mr. Paulsen has over 16 years of business experience, including working as a business analyst at Target Corporation. Mr. Paulsen currently serves on the board of directors of Pediatric Home Service. We believe Mr. Paulsen’s leadership abilities, experience in government affairs, achievements in domestic policy relating to the healthcare industry, and strong advocacy for the medical technology industry will strengthen the Board’s understanding of critical issues facing its business and be invaluable to us as we seek to expand the number of patients we serve.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2023 ANNUAL MEETING

Martha Goldberg Aronson. Ms. Goldberg Aronson has been a member of our Board since February 2017. From September 2012 to April 2016, Ms. Goldberg Aronson held executive positions at Ecolab, Inc., a specialty chemical company, including Executive Vice President and President-Global Healthcare. Prior to Ecolab, Ms. Goldberg Aronson served as Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, she served as Senior Vice President at Medtronic, Inc., from March 2008 to November 2009, and in various domestic and international general management positions with Medtronic, since 1991. She is also a director of CONMED Corporation, a medical device company, where she serves as lead independent director, and Beta Bionics, Inc., a medical device company, where she served as chair of the board and the compensation committee, and as interim Chief Executive Officer from February to August 2022. She previously served as a director of Methode Electronics from 2016 to 2019, Hutchinson Technology from 2010 to 2016, when it was acquired, and Clinical Innovations from 2017 to 2020, when it was acquired. We believe that Ms. Goldberg Aronson’s leadership experience at companies within the healthcare industry and knowledge of the medical device industry make her a valuable contributor to our Board.

William Cohn, M.D. Dr. Cohn has been a member of our Board since February 2015. Dr. Cohn is a Vice President of Medical Devices and Director of the Center for Device Innovation at Johnson & Johnson. He is also a Cardiothoracic Surgeon and a professor of Surgery at Baylor College of Medicine. Dr. Cohn is the chief medical officer of BiVACOR USA, a privately-held medical device company. Dr. Cohn is also a venture partner with Santé Ventures, an early-stage life sciences venture capital fund. We believe Dr. Cohn’s active involvement in the development, implementation, and regulatory clearance for several medical devices in cardiovascular medicine make him a valuable contributor to our Board and mission.

Stephen Stenbeck. Mr. Stenbeck has been a member of our Board since November 2019. Mr. Stenbeck retired as a partner of Ernst & Young LLP in 2019, following 36 years of experience serving Fortune 500, midcap, and small cap public company audit clients in the medical device, retail, consumer products, distribution, airline and media and entertainment industries. Mr. Stenbeck currently serves on the board of trustees of St. Patrick’s Catholic Church in Edina, Minnesota, and as a board member of Compute North Holdings, a private company. We believe that Mr. Stenbeck’s extensive accounting background is a strong endorsement for membership on our Board and invaluable to his role as our audit committee financial expert and Chair of the Audit, Risk Management and Finance Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards as in effect from time to time.

Consistent with these considerations, the Board, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Lawlor, Paulsen, Stenbeck, and Womack, Ms. Aronson, and Drs. Cohn and Jain. In making this determination, the Board and the Governance/Nominating Committee reviewed whether there were any relevant transactions or relationships between each director, nominee, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, and determined that there were none.

In making its determination as to the independence of the above-listed directors, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Ward, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his service as an officer of the Company.

BOARD LEADERSHIP STRUCTURE

Prior to August 2016, we had separate individuals serving as Chairman of the Board and as President and Chief Executive Officer. However, in connection with the appointment of Mr. Ward to serve as our President and Chief Executive Officer in August 2016, the Board gave thoughtful and rigorous consideration to its governance structure and determined at that time that having the same individual serve as the President and Chief Executive Officer and as the Chairman of the Board best serves the interests of the Company and our stockholders. The Board believes that Mr. Ward’s extensive knowledge of, and experience in, the medical device industry allows him to provide focused, long-term leadership and direction for the Board and executive management. As the President and Chief Executive Officer, Mr. Ward is additionally responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company. The combined roles provide clear accountability on both short- and long-term goals and a single focus for the Company’s long-term growth.

Additionally, because we believe independent directors and management have different perspectives and roles in strategy development, the Board appointed Edward Brown as Lead Independent Director when Mr. Ward was appointed to serve as our President and Chief Executive Officer. Upon the completion of Mr. Brown’s service on the Board in November 2021, the Board appointed Augustine Lawlor to succeed Mr. Brown as Lead Independent Director.

The Lead Independent Director has the following responsibilities:

•chair all executive sessions of independent directors and any Board meetings where the Chairman/CEO is not present;
•provide feedback from executive sessions of the independent directors to the Chairman/CEO;
•call meetings of the independent directors when necessary;
•act as liaison between the independent directors and the Chairman/CEO;
•work with the Chairman to develop agendas for the Board and committee meetings;
•respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, when appropriate;
•be available for consultation and direct communication with major stockholders, if they request;
•retain consultants and advisors that report directly to the Board; and
•perform such other duties as the Board may from time to time delegate.

The Lead Independent Director promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders.

OVERSIGHT OF RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, reputational, governmental, political, environmental and social risks. In assessing risks, the Board and the committees consider these risks both with respect to our business and also their impact on our key stakeholders applicable to specific risks, which include our customers and the patients they serve, our employees, our business partners, the communities in which we operate, and our stockholders. In fiscal 2022, the Board continued to focus on risks relating to the COVID-19 pandemic and its impact on the Company and the material aspects of our business and our key stakeholders, as well as other material risks, such as risks relating to competition, product expansion, information technology and security, product reimbursement, product quality and safety, and employee retention.

Each standing Board committee reviews and addresses risks that relate to their particular areas of focus.

•The Human Resources and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements and human capital matters, including talent and succession, and diversity and inclusion. In fiscal 2022, this Committee performed a risk assessment of the Company’s compensation programs and confirmed that the Company does not appear to have compensation programs that would encourage excessive risk-taking.
•The Audit, Risk Management and Finance Committee oversees our disclosure and internal controls and regularly assesses financial and accounting processes, and reviews and assesses the Company’s major enterprise, financial condition and operational risks. As a part of this responsibility, the Audit, Risk Management and Finance Committee oversees our compliance program. In addition, our management presents on information security threats and activities to the Audit, Risk Management and Finance Committee on a quarterly basis.
•The Governance/Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest and governance matters. The Governance/Nominating Committee regularly reviews the landscape relating to environmental, social and governance risks and practices and reports on them to the full Board.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee and management reports about such risks and has overall risk management oversight responsibility.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct, which applies to all officers, directors and employees and was last amended on September 1, 2022. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, is available on our website at www.csi360.com in the “Corporate Governance” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by either posting such information on our website at the web address and location specified above or filing a Form 8-K.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:
Cardiovascular Systems, Inc. Board of Directors
Attention: Secretary
1225 Old Highway 8 NW
St. Paul, MN 55112

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. All of our current directors attended our last annual meeting of stockholders, held on November 11, 2021.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met eight times during the fiscal year ended June 30, 2022. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served and that were held during the period for which they were directors or committee members, except for Dr. Jain, who attended an aggregate of 71% of the meetings of the Board of Directors for the full fiscal year and the Audit, Risk Management and Finance Committee for the portion of the fiscal year on which he served on such Committee. Dr. Jain was injured in a traffic accident and had to miss one meeting of the Board of Directors to attend to his injuries; had he been able to attend this meeting, he would have attended more than 75% of the aggregate number of meetings of the Board for the full fiscal year and the Audit, Risk Management and Finance Committee for the portion of the fiscal year on which he served on such Committee. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2022, the Board maintained three standing committees: the Audit, Risk Management and Finance Committee; the Human Resources and Compensation Committee; and the Governance/Nominating Committee. The following table provides committee membership as of June 30, 2022 and meeting information for fiscal 2022 for each of the committees of the Board in existence through June 30, 2022:

Name	Audit, Risk Management and Finance Committee	Human Resources and Compensation Committee	Governance/ Nominating Committee
Martha Goldberg Aronson(1)	X	X
William Cohn			X
Sachin H. Jain	X
Augustine Lawlor(2)		X	X
Erik Paulsen		X	X
Stephen Stenbeck(3)	X
Kelvin Womack		X

Total meetings in fiscal 2022	8	9	5

(1)Chair of Human Resources and Compensation Committee
(2)Chair of Governance/Nominating Committee
(3)Chair of Audit, Risk Management and Finance Committee

Below is a description of each committee of the Board as such committees are presently constituted. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit, Risk Management and Finance Committee

The Audit, Risk Management and Finance Committee of the Board (the “Audit Committee”) was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee is composed of Stephen Stenbeck, Chair, Martha Goldberg Aronson and Sachin Jain. As noted above, Dr. Jain informed the Board in August 2022 that he did not intend to stand for reelection at the Annual Meeting and his term will expire at the Annual Meeting. Accordingly, effective upon the expiration of his term at the Annual Meeting, the Board intends to name Dr. Jain’s replacement to the Audit Committee.

The Board has adopted an Audit, Risk Management and Finance Committee Charter, which is reviewed annually and was last amended on July 21, 2022. This charter is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Audit Committee include, among other things:

•serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;
•appointing, compensating and overseeing the Company’s independent auditors;
•coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and the internal auditing or similar department or persons performing the functions of such department (to the extent the Company has such a department);
•communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board regarding the matters related to the Audit Committee’s responsibilities and duties;
•monitoring, overseeing and reviewing the Company’s risk management and ethical and legal compliance programs and exercising principal oversight responsibility with respect to certain of the Company’s material financial matters;
•reviewing and overseeing the Company’s information security program;
•reviewing and overseeing the Company’s compliance program; and
•reviewing and making recommendations to the Board regarding the Company’s financial policies, capital structure and current and anticipated financial requirements, and overseeing management of the financial affairs of the Company.

Our independent registered public accounting firm, legal counsel and management periodically meet privately with our Audit Committee.

Each Audit Committee member is a non-employee director of our Board. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act).

Audit Committee Financial Expert

The Board has determined that Mr. Stenbeck is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, as amended. As noted above, Mr. Stenbeck is independent within the meaning of Nasdaq’s listing standards. The designation of Mr. Stenbeck as the audit committee financial expert does not impose on Mr. Stenbeck any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Stenbeck as a member of the Audit Committee and the Board in the absence of such designation.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)  reviewed and discussed the audited financial statements with management;
(2)  discussed with the independent auditors the material required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
(3)  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as filed with the Securities and Exchange Commission.

Audit, Risk Management and Finance Committee of the Board of Directors:

Stephen Stenbeck, Chair
Martha Goldberg Aronson
Sachin Jain

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) consists of four directors: Martha Goldberg Aronson, Chair, Augustine Lawlor, Erik Paulsen and Kelvin Womack. All members of the Company’s Compensation Committee were appointed by the Board, and the Compensation Committee consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Human Resources and Compensation Committee Charter, which is reviewed annually and was last amended on March 12, 2020. This charter is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Compensation Committee include, among other things:

•setting annual base compensation and approving incentive compensation for all of our executive officers, other than the Chief Executive Officer;
•reviewing corporate goals and objectives relevant to Chief Executive Officer compensation, the Chief Executive Officer’s performance in light of those goals and objectives, and recommending to the independent directors of the Board the Chief Executive Officer’s compensation;
•overseeing the Company’s equity incentive plans and the incentive compensation plans for our executive officers, including delegating routine or ministerial activities to management;
•reviewing and approving employment agreements and severance agreements for our executive officers, except for the Chief Executive Officer, which are subject to input from the Board when appropriate, including change in control provisions, plans or agreements;
•reviewing director compensation and recommending appropriate adjustments for submission for approval to the Board;
•reviewing the Company’s processes to recruit, retain and develop management resources, including its executive personnel appraisal, development, selection and succession processes, with a focus on the Company’s commitment to diversity;
•reviewing the Company’s diversity and inclusion plans and progress;
•reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation-related disclosures required by the SEC to be included in the Company’s annual Form 10-K and annual proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in the Company’s annual Form 10-K and annual proxy statement;
•reviewing and discussing the Company’s incentive compensation and other compensation arrangements to determine whether they encourage excessive risk-taking and the relationship between risk management policies and practices and compensation, and evaluating any changes to or additional compensation policies and practices that could mitigate any such risk; and

•overseeing the preparation and authorizing the filing of the Human Resources and Compensation Committee Report required to be included in the annual proxy statement.

During fiscal 2022, the Compensation Committee retained Willis Towers Watson to provide independent executive compensation consulting services. Willis Towers Watson advised the Compensation Committee regarding competitive compensation levels for our executive officers, including base salary, annual incentive compensation, and equity compensation. Specifically, Willis Towers Watson provided competitive compensation data from comparable publicly-held healthcare equipment, research and development focused, or direct sales force companies, as well as incentive design observations. Willis Towers Watson also assisted the Compensation Committee in setting compensation for our directors to recommend to the Board for approval. In fiscal 2022, Willis Towers Watson also provided consulting services to the Company’s human resources department in connection with mid-year equity grants to key employees and incentive program designs for non-executive officers. These consulting services fell within parameters established by the Compensation Committee for the engagement by management of Willis Towers Watson for these types of consulting services, after considering the potential effect on Willis Towers Watson’s independence, which include fees for a single project not exceeding $25,000 and the aggregate fees for all such services not exceeding $120,000 in a fiscal year.

The Compensation Committee thoroughly reviewed Willis Towers Watson relative to the six independence factors highlighted by the SEC and has concluded that Willis Towers Watson is independent.

Our Chief Executive Officer may not be present in meetings during any Compensation Committee or Board voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2022, the Compensation Committee met without the Chief Executive Officer present to review and recommend to the Board the compensation of the Chief Executive Officer, with input from the Compensation Committee’s third-party compensation consultant on his annual salary, equity award compensation and cash incentive compensation for the year, and the Board met without the Chief Executive Officer present to approve his compensation. However, with respect to the final approvals of Mr. Ward’s participation in the second half bonus plan described in “Compensation Discussion and Analysis” below, the Board acted by unanimous written consent in lieu of a meeting, and Mr. Ward executed such consent as a member of the Board, which was required for such action to be effective. Mr. Ward did not participate in any deliberations or discussions among members of the Compensation Committee or Board concerning his compensation and participation in such plan that preceded such final approval. For all other executive officers in fiscal 2022, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Ms. Aronson and Messrs. Lawlor, Paulsen and Womack. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation committee or the board of directors of any other entity that has one or more officers serving as a member of the Board or the Compensation Committee.

Governance/Nominating Committee

Our Governance/Nominating Committee consists of three directors: Augustine Lawlor, Chair, William Cohn, and Erik Paulsen. Edward Brown was Chair until November 11, 2021. All members of the Company’s Governance/Nominating Committee are “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Governance/Nominating Committee Charter, which is reviewed annually and was last amended on November 12, 2014. This charter is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Governance/Nominating Committee include, among other things:

•developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board are governed;
•developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including, but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including Board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Board chairperson and other Board leaders;
•annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition that will guide the committee in the selection, recruitment and recommendation of directors;
•meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and
•overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee considers the following skills and characteristics in the matrix referenced above, all of which are represented by members of our Board:

Board Skill Matrix
Medical Device/Healthcare Industry	Business Scaling	Commercial/Sales & Marketing
Manufacturing/Quality	Compliance/Ethics	Financial
HR/Organizational/Diversity & Inclusion	Business Development/Strategic	Public Company Boards
Product Development/Innovation	International	Government Affairs

Board of Directors Qualifications and Diversity

The Company’s Principles of Corporate Governance provide the following guidelines for the qualifications of our directors:

•Board members as a group shall meet the qualifications established by the Governance/Nominating Committee, including governance, business and professional experience, diversity, industry awareness/ knowledge and stakeholder awareness.
•Board members must have high standards of personal ethics, a commitment to the mission and integrity of the Company and be willing to devote the necessary time and energy to fulfilling the Board’s responsibility of oversight of the Company and its management.
•Board members should also reflect a diversity of expertise, experience, background, race and gender.

The qualifications for directors utilized by the Governance/Nominating Committee in addition to those set forth above include the ability to read and understand basic financial statements, being over 21 years of age, possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Governance/Nominating Committee and the full Board are committed to creating a board of directors with diversity, including diversity of expertise, experience, background and gender, and are committed to identifying, recruiting and advancing candidates offering such diversity in future searches. Of the seven current independent directors on our Board, one director is female and one director identifies as African American/Black, as summarized below:

Board Diversity Matrix as of September 13, 2022

Board Size:
Total number of directors:	8
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	1	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	5	1	—	—
Two or More Races or Ethnicities	—	—	—	—
Other	—	—	—	—
LGBTQ+	—	—	—	—
Undisclosed	—	—	—	—

In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews their overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by business and professional sources, including executive search firms, and director candidates recommended by stockholders. The Governance/Nominating Committee intends to evaluate all director candidates in the same manner, including the minimum criteria set forth above, whether or not the candidate was recommended by a stockholder. To nominate a director for the fiscal 2023 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112 not later than the close of business on August 12, 2023, nor earlier than the close of business on July 13, 2023; provided, however, that in the event that the date of the fiscal 2023 annual meeting changes more than 30 days from November 8, 2023, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the fiscal 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the fiscal 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the fiscal 2023 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 Annual Meeting must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Political Activities
We respect the rights of our directors, management and employees to actively participate in the political process; however, our Code of Ethics provides that political participation and activities should be separate from our work, and we do not use Company funds to make political or PAC contributions.

Corporate Responsibility
As described in our Code of Ethics and Business Conduct, our company is mission-driven, patient-centric and customer focused. Our mission is Saving Limbs. Saving Lives. Every Day. Patients are at the center of everything we do, as we lead the way in the effort to successfully treat arterial calcium, a common complication for millions of patients suffering from peripheral and coronary artery diseases, by developing innovative medical devices to help us fulfill our mission. Our core values of Accountability, Community, Courage, Excellence, Integrity and Velocity guide the work we do every day and are used in our decision-making. We recognize the growing interest of our investors, employees and business partners in environmental, social and governance issues. Accordingly, we are committed to operating our business in a responsible manner, which includes improving our corporate sustainability by making business decisions that consider ethics, social and environmental factors, recognizing the benefits that diversity and inclusion provide and commit to equal opportunity and fair treatment in all aspects of our business, and respecting the human rights and dignity of people throughout our operations, our global supply chain and the world.

VOTE REQUIRED

The Board recommends that you vote “FOR” the election of each of the nominees to the Board set forth in this Proposal 1. The election of each of the nominees requires a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023, and the Board has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2022 and has been the Company’s independent registered public accounting firm since February 25, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation (including the negotiations therefor), retention and oversight of PricewaterhouseCoopers LLP. The Audit Committee and its Chair are directly involved in the selection of the lead engagement partner of PricewaterhouseCoopers LLP when there is a required rotation. While the Audit Committee periodically considers whether there should be a regular rotation of the Company’s independent auditors, members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the appointment of PricewaterhouseCoopers LLP is being submitted to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2022 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that set forth the terms by which PricewaterhouseCoopers LLP performed audit services for the Company.

The following table presents the aggregate fees for the fiscal years ended June 30, 2022 and June 30, 2021 billed by PricewaterhouseCoopers LLP. All fees described below were approved by the Audit Committee.

	2022	2021
Audit Fees(1)	$614,500	$605,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	3,749	1,800
	$618,249	$606,800
(1)Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, and the issuance of accountant consents and comfort letters.
(2)All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the Audit Fee category description.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the SEC if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chair of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. For fiscal 2022, all audit and non-audit services performed by our independent auditors were pre-approved in accordance with such pre-approval policies. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the “Named Executive Officers”) for fiscal 2022:

• Scott R. Ward	Chairman, President and Chief Executive Officer
• Jeffrey S. Points	Chief Financial Officer
• Rhonda J. Robb	Former Chief Operating Officer
• Alexander Rosenstein	General Counsel and Corporate Secretary
• Ryan D. Egeland	Former Chief Medical Officer
• Sandra M. Sedo	Chief Compliance Officer
• John M. Hastings	Executive Vice President, Operations & Technology

Executive Summary

As we entered fiscal 2022, we anticipated that the adverse effects of the COVID-19 pandemic in the United States and internationally were largely behind us, and we forecasted robust growth for fiscal 2022. However, the volume of procedures involving our products was significantly adversely impacted beginning in the first quarter, primarily by hospital capacity constraints due to increased hospitalizations caused by the COVID-19 Delta variant, and then later the Omicron variant, which significantly impacted the second and third quarters. We began to experience a recovery in the fourth quarter, but our results for the year overall were substantially below our initial expectations. Our results were also affected by an increasingly competitive environment, although we believe to a lesser extent than COVID-19. These factors resulted in lower revenue and increased utilization of our existing capital resources for the full fiscal year ended June 30, 2022, which adversely affected our financial results, as follows:

•Revenue decreased 8.8% to $236.2 million. Peripheral revenue declined 11.8% to $156.0 million, and coronary revenue declined 2.2% to $80.2 million.
•Gross margin decreased to 73.1% from 76.4% due to decreased unit volumes, a greater percentage of sales of lower margin products, and increased sales in international markets.
•Operating expenses decreased 0.6%, from $209.8 million to $208.6 million.

However, despite these financial results, fiscal 2022 included several key strategic milestones relating to our future product and geographic expansion plans:
•Completed first in-human experience with our percutaneous ventricular assist device.
•Announced partnership with Innova Vascular, Inc. to develop full line of thrombectomy devices.
•Announced significant progress toward the commercialization of intravascular lithotripsy systems for the treatment of calcific coronary and peripheral artery disease.
•Announced first in-human experiences with the everolimus coronary and peripheral drug-coated balloons being developed by Chansu Vascular Technologies, LLC.
•International expansion that led to our products being sold in 30 countries by the end of the fiscal year.

At the beginning of the fiscal year, our Board and management established a full fiscal year cash incentive plan with aggressive revenue and adjusted EBITDA performance targets. Due to the ongoing pandemic and its impact on both the U.S. and global healthcare system, our results of operations through the first two quarters were significantly below our expectations and were expected to result in no achievement of the goals under the full year plan and no payment at the minimum level. Given these factors and the continued dynamics in the external environment, our Compensation Committee and Board approved a second half bonus plan with quarterly goals for the third and fourth quarters of fiscal 2022, with a target payout at 50% of the annual target. No duplicate payments would be made between the second half bonus plan and the original full year plan.

The second half bonus plan enabled our team to work toward achievable goals during the second half of the year and mitigate future attrition risk with an expectation of some cash incentive payment for those efforts. Due to the ongoing uncertainty of the pandemic on our business, the second half bonus plan included quarterly goals, rather than goals for the entire second half, with the goals established at the start of each quarter. There was no payout achieved under the full year plan, and our performance in relation to the target levels of cash incentive compensation that were established for the second half plan resulted in achievement at 80.1% of the second half target (which was equal to 40.1% of the target under the full year plan). However, as described below under “Annual Incentive,” the Compensation Committee and the Board adjusted the adjusted EBITDA portion of the annual incentive with respect to certain unplanned, one-time expenses incurred in the third and fourth quarters of the fiscal year in accordance with their authority under the fiscal 2022 cash incentive compensation program, resulting in a payout at 83.6% of the second half target (which was equal to 41.8% of the target under the full year plan). Our average bonus payout over the last three years was 70.3% of the annual target.

In addition, the three-year relative total stockholder return cycle for the performance-based shares granted in August 2019 ended on June 30, 2022. Our three-year total stockholder return of -53% was at the 10th percentile of the applicable peer group, which resulted in no payout, and all of such shares were forfeited. These forfeited performance-based shares represented 60% of the target long-term incentive grant value for fiscal 2020.

The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain critical employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages that we provide to our executives should include both cash and stock-based compensation that reward performance as measured against established goals. The below target bonus payout for fiscal 2022 and forfeiture of all of the fiscal 2020 performance-based shares illustrate the continued alignment of our compensation programs to our performance and the interests of our stockholders.

Say on Pay Results and Stockholder Engagement

At our Annual Meeting held November 11, 2021, our stockholders had the opportunity to cast a non-binding advisory vote on our executive compensation. Approximately 95% of the shares voted at the meeting approved our executive compensation. We continued to engage in discussions with our significant stockholders regarding our executive compensation program, as well as governance and other matters of importance to them. The Compensation Committee welcomes this feedback from our stockholders on executive compensation and intends to continue its practice of linking Company performance with executive compensation decisions. We will continue to engage in discussions with stockholders who seek to provide input on executive compensation matters. We appreciate and consider all feedback and strive to provide clear and understandable information about our compensation design and performance measures.

Overview of Compensation and Process

The Compensation Committee worked with management and with our independent compensation consultant, Willis Towers Watson, to design the executive compensation programs for fiscal 2022, following the belief that compensation should reflect the value created for the stockholders while furthering the Company’s strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•align the interests of management with those of stockholders;
•provide fair and competitive compensation;
•integrate compensation with our business plans;
•align rewards with both business and individual performance; and
•attract and retain key executives that are critical to our success.

These objectives emphasize pay for performance by structuring the compensation elements such that a higher percentage of compensation is variable based upon Company performance.

The compensation package for each executive officer is comprised of the three elements set forth in the table below:

Pay element	Description
Base salary	Guaranteed base income that reflects individual performance and is designed primarily to be competitive with salary levels in the industry and peer group
Annual incentive	Cash incentive awards contingent upon specific corporate revenue and adjusted EBITDA goals
Long-term incentive	Long-term, stock-based incentive awards that strengthen the alignment of interests between the executive officers and our stockholders

The following graphs illustrate the relative percentages of these elements at target for each of the Named Executive Officers for fiscal 2022:

Our Compensation Committee, in consultation with its independent compensation consultant, Willis Towers Watson, administers our compensation program for the Named Executive Officers. The Compensation Committee regularly invites a representative of its independent compensation consultant to participate in Compensation Committee meetings and seeks the consultant’s views regarding various compensation related issues. In connection with the annual review of executive officer and director compensation, at the request of the Compensation Committee, this consultant provides the Committee with data regarding the compensation paid to executive officers and directors of companies deemed to be comparable to us (the “Compensation Peer Group”).

In establishing relevant peers that are similar to us, the Compensation Committee considered several factors, namely: companies in the healthcare equipment industry with an emphasis on research and development, companies with similar financial scope (e.g., revenue, EBITDA and market capitalization), and companies with a significant sales force. The Compensation Committee believes that the companies listed below generally meet some or all of these criteria.

For fiscal 2022, the Compensation Peer Group consisted of the following companies:

Accuray Incorporated	Standard BioTools Inc.*	Orthofix Medical Inc.
ABIOMED, Inc.	Glaukos Corporation	Penumbra, Inc.
AngioDynamics Inc.	Inogen, Inc.	SeaSpine Holdings Corporation
Artivion, Inc.†	Insulet Corporation	STAAR Surgical Company
AtriCure, Inc.	LeMaitre Vascular, Inc.	Tactile Systems Technology, Inc.
ATRION Corp	Natus Medical, Inc.	Tandem Diabetes Care, Inc.
Cutera, Inc.	Nevro Corp.
†Formerly named CryoLife Inc.
*Formerly named Fluidigm Corporation

In setting fiscal 2022 compensation, the Compensation Committee used the data assembled by Willis Towers Watson from the Compensation Peer Group set forth above, supplemented by industry survey data as determined appropriate by Willis Towers Watson for certain positions, to assist in its determination of base salaries, target incentive compensation under the fiscal 2022 annual incentive program, and target long-term equity awards. For purposes of determining executive officer target compensation in fiscal 2023, the Compensation Committee approved the addition of Inari Medical, Inc. and Shockwave Medical, Inc. to the Compensation Peer Group and the removal of Insulet Corporation from the Compensation Peer Group.

In making compensation decisions, the Compensation Committee compares all elements of total compensation to the companies in the Compensation Peer Group. The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the Company and the overall need of the Company to attract, retain and motivate the executive team.

The following table summarizes best practices that we follow and practices that we avoid in establishing our executive compensation program:

Best practices we follow:
✔ Majority of CEO compensation and a significant portion of other Named Executive Officer compensation is tied to long-term Company performance
✔ Long-term incentive awards are weighted toward performance-based shares
✔ Stock ownership guidelines of 5x salary for CEO and 3x salary for the other Named Executive Officers
✔ Capped incentive plan payouts
✔ Compensation Committee is comprised entirely of independent directors
✔ Compensation Committee engages an independent consultant
✔ Compensation Committee regularly meets in executive session without management present
✔ Annual risk assessment of the compensation program
✔ Minimum vesting schedule of at least 12 months for equity awards
✔ Incentive program designs do not encourage excessive risk taking
✔ The CEO is not present in meetings during any deliberations or voting of the Compensation Committee or Board regarding his compensation

Practices we avoid:
✘ Hedging and pledging stock are prohibited
✘ We generally do not extend significant perquisites to our executives beyond the benefits that are available to our employees generally
✘ Excise tax gross-ups are not utilized in our employment arrangements
✘ Our equity plan prevents the payment of dividends on unvested equity awards
✘ We do not guarantee cash incentive payments; each cash incentive requires a threshold of performance

Base Salaries

Base salary is an important element of our executive compensation program as it provides executives with a competitive, fixed, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally target base salaries at the median of Compensation Peer Group salaries for comparable positions, a level that we believe is sufficient to attract and retain an experienced management team that will successfully grow our business and create stockholder value. Base salaries are reviewed regularly and adjusted to reward individual performance and contributions to our overall business objectives. We seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs.

The Compensation Committee reviews the Chief Executive Officer’s base salary annually at the end of each fiscal year. The Compensation Committee may recommend that the Board make adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ base salaries at the end of each fiscal year, with input from the Chief Executive Officer. The Compensation Committee may approve adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendations and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to approve or recommend to the Board, as the case may be, salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both the Company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may approve or recommend to the Board, as the case may be, adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or Company achievement, or to account for changes in roles and responsibilities.

For fiscal 2022, the Named Executive Officers received the base salary increases noted below. The Compensation Committee recommended and the Board approved the base salary for Mr. Ward, and the Compensation Committee approved the base salaries for each of the other Named Executive Officers, for the fiscal year ended June 30, 2022:

Name	2022 Base Salary	2021 Base Salary	Percentage Increase
Scott R. Ward	$700,000	$670,000	4%
Jeffrey S. Points	$349,387	$332,750	5%
Rhonda J. Robb(1)	$482,225	$472,770	2%
Alexander Rosenstein	$353,324	$343,033	3%
Ryan D. Egeland(2)	$337,428	$321,360	5%
Sandra M. Sedo	$329,600	N/A	N/A
John M. Hastings	$310,000	N/A	N/A

(1) Ms. Robb’s employment with the Company ended effective June 6, 2022.
(2) Dr. Egeland’s employment with the Company ended effective March 3, 2022.

Annual Incentive

Each Named Executive Officer has a target annual cash incentive that is a percentage of his or her base salary. In fiscal 2022, target incentive levels as a percentage of base salary were:

•115% for the President and Chief Executive Officer;
•100% for the Chief Financial Officer and former Chief Operating Officer;
•75% for the General Counsel and Corporate Secretary; and
•60% for the other Named Executive Officers

The Compensation Committee structures the Company’s annual cash incentive program to reward its Named Executive Officers based on the Company’s fiscal year performance. Each year, after the Company’s annual financial planning process, the Compensation Committee and the Board establish the financial objectives that need to be achieved by the Company for the Named Executive Officers to earn the cash incentive. These financial objectives vary from year to year, depending on the Company’s business goals.

In fiscal 2022, the cash incentive compensation program was based on the Company’s achievement of revenue and adjusted EBITDA financial goals in order to continue to align executive compensation with the interests of our stockholders. At the beginning of the fiscal year, our Board and management established a full fiscal year plan on which the cash incentive program was based.

Due to the ongoing pandemic and its impact on both the U.S. and global healthcare system, our results of operations through the first two quarters were significantly below our expectations, and it appeared to be highly unlikely that there would be any payment achieved under the cash incentive compensation program for the year, regardless of Company performance in the last two quarters. Given the importance of providing incentives to improve Company performance in the second half and retaining our senior management, in January 2022, the Compensation Committee and the Board decided to adopt a second half bonus plan with quarterly goals for the third and fourth quarters of fiscal 2022, which would enable our executives to work toward achievable goals during the second half of the year with an expectation of some cash incentive payment for those efforts. The second half bonus plan set a target payout at 50% of the annual target. No duplicate payments would be made between the second half bonus plan and the original full year cash incentive program for the Named Executive Officers.

Target amounts were split 75% for achievement of revenue targets and 25% for achievement of adjusted EBITDA targets. Adjusted EBITDA is defined as income from operations with stock compensation, depreciation and amortization added back. In addition, the approved programs enabled the Compensation Committee to further adjust adjusted EBITDA to include or exclude the events set forth in Section 7(b) of the Company’s 2017 Equity Incentive Plan and other unforeseen expenses. For purposes of annual incentive compensation, an adjustment is also made for cash incentive compensation paid to management above or below 100% target levels for that particular fiscal year. The Compensation Committee also approved a clawback feature for the fiscal 2022 annual incentive programs in the event of a required restatement of the Company’s financial statements.

The performance goals for the annual cash incentive plan were:

Fiscal Year ended June 30, 2022	Revenue (in millions)	Adjusted EBITDA (1) (in millions)	Achievement as a % of Target
Threshold	$300.2	$7.9	50%
Target	$326.0	$23.3	100%
Maximum	$339.0	$31.2	200%

We did not achieve the threshold amount for either of the financial goals in the annual cash incentive plan, which resulted in no amounts becoming payable under this plan.

The quarterly targets for the third and fourth quarter of fiscal 2022 under the second half bonus plan are set forth below:

Fiscal Third Quarter ended March 31, 2022	Revenue (in millions)	Adjusted EBITDA (1)(2) (in millions)	Achievement as a % of Target
Threshold	$51.6	$(10.4)	50%
Target	$64.5	$(2.6)	100%
Maximum	$71.0	$1.2	200%
Actual	$56.2	$(4.4)	73.0%

Fiscal Fourth Quarter ended June 30, 2022	Revenue (in millions)	Adjusted EBITDA (1)(3) (in millions)	Achievement as a % of Target
Threshold	$56.5	$(7.1)	50%
Target	$62.8	$(3.3)	100%
Maximum	$71.0	$(1.4)	200%
Actual	$62.5	$(4.3)	94.4%

(1) The following is a reconciliation of the actual adjusted EBITDA result to the most comparable U.S. GAAP measure by fiscal quarter (in thousands):

	Quarter Ended	Quarter Ended
	March 31, 2022	June 30, 2022
Net income	$(9,658)	$(9,690)
Other (income) and expense, net	(52)	157
Provision for income taxes	63	48
Income from operations	(9,647)	(9,485)
Add: Stock-based compensation	3,892	4,037
Add: Depreciation and amortization	1,286	1,198
Adjusted EBITDA	$(4,469)	$(4,250)

(2) The actual achievement under the adjusted EBITDA criteria established at the beginning of the fiscal third quarter ended March 31, 2022, was 85.1% of target, and the actual total achievement for fiscal third quarter was 72.2%. However, the Compensation Committee and the Board considered that there was an unplanned, one-time charge of $0.5 million in connection with separation expenses. Given the impact of this item on the Company’s adjusted EBITDA, the Compensation Committee and the Board determined to use their discretion to further adjust the adjusted EBITDA and determined to add these expenses back into adjusted EBITDA for purposes of calculating the adjusted EBITDA achievement for the quarter. As a result of this adjustment, the third quarter payout for the adjusted EBITDA portion of the annual incentive was 88.4% of target, and the total payout for third quarter was 73.0% of target.
(3) The actual achievement under the adjusted EBITDA criteria established at the beginning of the fiscal fourth quarter ended June 30, 2022, was 76.7% of target, and the actual total achievement for fiscal fourth quarter was 92.3%. However, the Compensation Committee and the Board considered that there was an unplanned, one-time charge of $0.6 million in connection with separation expenses and an unplanned benefit of $1.1 million in connection with a reduction of the reserve established in fiscal 2021 related to the Company’s previously announced plans related to the upgrade of saline pumps that will be reaching end of service. Given the impact of these items on the Company’s adjusted EBITDA, the Compensation Committee and the Board determined to use their discretion to further adjust the adjusted EBITDA and determined to add the separation expense back into, and deduct the reserve benefit from, adjusted EBITDA for purposes of calculating the adjusted EBITDA achievement for the quarter. As a result of this adjustment, the fourth quarter payout for the adjusted EBITDA portion of the annual incentive was 84.8% of target, and the total payout for fourth quarter was 94.4% of target.

When aggregating the financial results for the third and fourth quarters of fiscal 2022 and the adjustments to adjusted EBITDA described above, the actual achievement by measure was 82.7% of the quarterly revenue targets and 86.6% of the quarterly adjusted EBITDA targets, resulting in an overall total payout under the second half plan of 83.7% of target (which was equal to 41.8% of the target under the full year plan).

	Fiscal 2022
	Target $ Incentive Compensation	Actual $ Incentive Compensation	Actual Incentive as a % of Base Salary
Scott R. Ward	$805,000	$336,867	48.1%
Jeffrey S. Points	$349,387	$146,207	41.8%
Rhonda J. Robb(1)	$482,225	$188,505	39.1%
Alexander Rosenstein	$264,993	$110,892	31.4%
Ryan D. Egeland(2)	$202,457	$25,329	7.5%
Sandra M. Sedo	$329,600	$82,756	25.1%
John M. Hastings	$186,000	$77,835	25.1%

(1) Ms. Robb’s incentive compensation for fiscal year 2022 was pro-rated for the portion of the year in which she was employed by the Company.
(2) Dr. Egeland’s incentive compensation for fiscal year 2022 was pro-rated for the portion of the year in which he was employed by the Company.

Discretionary Bonuses

The Board and the Compensation Committee have the authority to grant discretionary bonuses. In making a determination to grant a discretionary bonus, the Board and the Compensation Committee will consider several factors, such as extraordinary individual or Company performance, achievement of major Company milestones, contribution to increase in stockholder value, amount of total compensation compared to the Compensation Peer Group, and retention. There were no discretionary bonuses granted to the Named Executive Officers for fiscal 2022.

Long-Term Incentives

We provide long-term incentives to the Named Executive Officers through grants of equity. Under our Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), we may make grants of restricted stock awards, stock options, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted the 2017 Plan and our prior equity incentive plans to give us flexibility in the types of awards that we could grant to our executive officers and other employees in order to meet our business needs. In fiscal 2022, we used equity awards to emphasize performance, stockholder alignment and retention.

In fiscal 2022, the Compensation Committee approved equity grants to the Named Executive Officers, other than Mr. Ward, and recommended to the Board for approval equity grants to Mr. Ward. In each case, the Compensation Committee or the Board, as applicable, approved an aggregate dollar amount of equity for each Named Executive Officer, which awards were granted in the share amounts set forth in the table below based on the closing price of our common stock on August 9, 2021.

Each Named Executive Officer has a target equity incentive expressed as a percentage of his or her base salary. In fiscal 2022, target equity incentive levels as a percentage of base salaries were:

•450% for the President and Chief Executive Officer;
•200% for the Chief Financial Officer and former Chief Operating Officer;
•150% for the General Counsel and Corporate Secretary; and
•125% for the other Named Executive Officers.

The value was then split to provide 60% of the value in performance-based restricted stock, which vests based on target level performance, and 40% in time-based restricted stock in order to more heavily align these incentives with performance and stakeholder interests.

For fiscal 2022, the Board and the Compensation Committee determined that the performance-based restricted stock would vest entirely based on total stockholder return and the measurement period would be three years, in each case in order to align executive incentives with long-term stockholder interests. Accordingly, the performance-based restricted stock granted in fiscal 2022 will vest based on our total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of our stock and the Compensation Peer Group members for the 90 trading days preceding July 1, 2021 compared to the closing prices of our stock and the Compensation Peer Group members for the 90 trading days preceding July 1, 2024, as follows:

Total Shareholder Return (TSR)	Payout
Less than 25th percentile of peer group	Forfeiture of all shares subject to the award
25th percentile of peer group	Payout at threshold (25% of max shares granted)
Greater than 25th but less than 50th percentile of peer group	Threshold payout plus a pro-rata portion of the remaining shares, interpolated to the median TSR of the Peer Group
50th percentile of peer group	Payout at target (50% of max shares granted)
Greater than 50th but less than 85th percentile of peer group	Target payout plus a pro rata portion of the remaining shares, interpolated to the 85th percentile of TSR of the Peer Group
Greater than or equal to 85th percentile of peer group	Payout at max (100% of max shares granted)

Vesting of the performance-based restricted stock will occur on the date that our Annual Report on Form 10-K for the fiscal year ending June 30, 2024 is filed.

The performance-based restricted stock was granted to each Named Executive Officer at the maximum number of shares that could be earned, which is 200% of the target number of shares allocated to performance-based restricted stock. Any shares not earned will be forfeited upon confirmation of the performance level actually achieved.

In addition to the annual equity awards described above, in conjunction with the approval of the second half bonus plan, the Compensation Committee and the Board determined to make additional equity grants to key employees, including the Named Executive Officers, during the fiscal year, at varying amounts based on level and role in the organization. The Compensation Committee and the Board determined that these equity grants would enhance the incentive to improve performance in the second half of the year and the retention of our key talent by providing additional long-term incentives that would further align their interests with the interests of our stockholders. Our Named Executive Officers represented only 5.2% of the recipient population for these mid-year equity grants. Effective on February 8, 2022, each of the Named Executive Officers received a grant of time-based restricted stock with a value of $100,000. The following table summarizes the percentage of total compensation of each Named Executive Officer for fiscal 2022 represented by these one-time grants:

Name	Value of Award	Total Fiscal 2022 Compensation(1)	Value of Award as a % of Total Fiscal 2022 Compensation
Scott R. Ward	$100,000	$4,344,399	2.3%
Jeffrey S. Points	$100,000	$1,319,162	7.6%
Rhonda J. Robb	$100,000	$2,865,429	3.5%
Alexander Rosenstein	$100,000	$1,114,311	9.0%
Ryan D. Egeland	$100,000	$1,172,581	8.5%
Sandra M. Sedo	$100,000	$943,210	10.6%
John M. Hastings	$100,000	$887,714	11.3%
(1) See the Summary Compensation Table below.

The maximum number of shares subject to each type of award described above is set forth in the table below:

	2022 Restricted Stock Awards
Name	Time(1)	Time(2)	Performance(3)
Scott R. Ward	33,141	5,477	99,422
Jeffrey S. Points	7,352	5,477	22,055
Rhonda J. Robb(4)	10,147	5,477	30,441
Alexander Rosenstein	5,576	5,477	16,728
Ryan D. Egeland(5)	4,438	5,477	13,313
Sandra M. Sedo	4,335	5,477	13,004
John M. Hastings	4,077	5,477	12,231
(1) The award vests as to one-third of the shares at each of the first three anniversaries of August 13, 2021.
(2) The award vests as to one-half of the shares at each of the first two anniversaries of February 12, 2022.
(3) The award vests based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as described above. The numbers of shares set forth in this column represent the maximum number of shares that could be earned. The target number of shares allocated to performance-based restricted stock for each Named Executive Officer is one-half of the maximum amount reflected in this table.
(4) In connection with Ms. Robb’s termination of employment, the vesting was accelerated for 6,122 of the time-based shares, and up to 10,147 of the performance-based shares may vest in accordance with the terms of the awards.
(5) In connection with Dr. Egeland’s termination of employment, the vesting was accelerated for 4,218 of the time-based shares, and up to 2,589 of the performance-based shares may vest in accordance with the terms of the awards.

If an executive officer holds restricted stock with time-based vesting, and his or her employment is terminated for any reason (other than change of control or events under the Severance Plan), including death or disability, prior to restrictions lapsing, all of the executive officer’s rights to all of the shares subject to forfeiture are immediately and irrevocably forfeited. If an executive officer holds restricted stock with total stockholder return conditions on vesting, and his or her employment is terminated for any reason (other than change of control or events under the Severance Plan), including death or disability but not including termination for cause, prior to the total stockholder return criteria being satisfied, he or she will forfeit a pro rata portion of the shares subject to the award based on the number of months in the three-year performance period remaining following termination.

The general policy of the Company is to grant restricted stock to executives at the first Board meeting of the fiscal year, with the effective date of the grant being the third business day following the Company’s fiscal year-end earnings release or a later date if the first Board meeting is held after the date of the earnings release or if an executive joins the Company later in the fiscal year. The number of shares granted is based on a formula that sets an incentive compensation amount as the percentage of base salary for each executive officer, divided by the closing price of our common stock on the third business day following the Company’s fiscal year-end earnings release, or later grant date, if applicable, and rounded up to the nearest share.

Our most recent three-year relative total shareholder return cycle ended on June 30, 2022, with respect to the performance-based shares granted in August 2019. Our average closing stock price for the 90 trading days preceding July 1, 2019 was $38.71, compared to an average closing stock price for the 90 trading days preceding July 1, 2022 of $18.38, resulting in a three-year total stockholder return of -53% This three-year total stockholder return was at the 10th percentile of the applicable peer group, which resulted in no payout, and all of such shares were forfeited.

Stock Ownership Guidelines and Certain Restrictions on Stock Ownership

On August 18, 2014, the Board established minimum stock ownership guidelines for our executive officers. These guidelines require executive officers to hold shares of the Company’s common stock with the following values:

•Chief Executive Officer: five times base salary;
•Section 16 Officers: three times base salary; and
•Vice Presidents and other officers: two times base salary.

Each current officer has five years from such person’s original date of appointment to his or her current position, and any new officer appointed will have five years from the date of such person’s appointment, to reach the applicable ownership level. For purposes of these guidelines, unvested time-based restricted stock awards will count toward such ownership level but unvested performance-based restricted stock awards will not count toward such ownership level. The Compensation Committee is authorized to administer such guidelines, including the authority to make such guidelines applicable to other officers of the Company and resolve any questions of interpretation or application. The Board believes that stock ownership by executive officers is important to align their interests more closely with those of stockholders.

Under our Insider Trading Policy, executive officers and other employees may not pledge or sell short Company stock, and they are prohibited from engaging in hedging or monetization transactions with respect to their Company stock. All of our executive officers are in compliance with these guidelines.

Limited Perquisites; Other Benefits

We generally do not extend significant perquisites to our executives beyond the benefits that are available to our employees generally, such as our 401(k) plan and health, dental and life insurance benefits. Beginning January 1, 2019, our executives became eligible for the Executive Health Program at the Mayo Clinic. This benefit is intended to support the health and wellness of our executives through a comprehensive, expedited healthcare evaluation. We do not currently provide matching funds for 401(k) plan contributions for any employees, and we make no company contributions to the Deferred Compensation Plan described below.

Nonqualified Deferred Compensation Plans

We maintain the Cardiovascular Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company, including the Named Executive Officers. The Compensation Committee administers the Deferred Compensation Plan.

Under the Deferred Compensation Plan, participants may elect to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of their choosing. A participant may also elect to receive the deferred compensation in equal annual or monthly installments over a period designated by the participant not exceeding 15 years, commencing at a fixed future date of the participant’s choosing. If the participant does not specify a fixed date, payment will be made (or installment payments will commence) upon a participant’s termination from employment, excluding death or disability. If a participant dies or becomes disabled before the date on which payment was otherwise elected to be made or to commence, the Company will pay the balance of the deferred compensation in a lump sum to the participant, or in the case of the participant’s death, to such participant’s beneficiary.

For deferrals of base salary, participants must make their elections by the end of the calendar year that precedes the calendar year within which the base salary will be earned. For deferrals of performance bonus, subject to certain exceptions, participants must make their elections by the end of the calendar year prior to the year in which the performance bonus is earned. For deferrals of discretionary bonus, participants must make their elections by the end of the calendar year preceding the fiscal year in which the performance period commences.

Each participant may, at the time of his or her deferral election, choose to allocate the deferred compensation into certain categories of hypothetical investments as determined by the Compensation Committee. The Compensation Committee offers two alternatives, the first with a fixed income and the second with a return equal to that of the equal-weighted Standard & Poor’s 500 stock index. The amount payable to each participant under the Deferred Compensation Plan will change in value based upon the hypothetical investment selected by that participant.

Each participant, in connection with his or her commencement of participation in the Deferred Compensation Plan, is required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control of the Company.

In the event of an unforeseen emergency, participants may apply to accelerate payment of the deferred compensation to the extent reasonably needed to satisfy the financial hardship resulting from the emergency.

The accounts established for participants in the Deferred Compensation Plan will be unfunded and the right of any participant to receive a distribution under the Deferred Compensation Plan will be an unsecured claim against the general assets of the Company. No participant in the Deferred Compensation Plan will have any rights in or against any specific assets, fund, trust or account of the Company.

Compensation Consultant

In preparation for fiscal 2022, the Compensation Committee engaged Willis Towers Watson, a third-party compensation consulting firm, to advise the Compensation Committee in connection with its determination of competitive compensation levels for our executive officers, including base salary, annual incentive compensation, and equity-based compensation.

Termination or Change of Control Plans and Agreements

Equity Awards

The majority of our equity incentive agreements provide that in the event of a change of control (defined in such agreements as the sale by us of substantially all of our assets and the consequent discontinuation of our business, or a merger, exchange or liquidation), the vesting of all equity grants at their full outstanding unvested levels will automatically accelerate. Accordingly, restricted stock (including both the time-based and performance-based restricted stock) will immediately vest as of the effective date of a change of control.

Employment Agreements

Under the terms of our employment agreements with Messrs. Ward and Points, we will pay such officer the number of months of base salary and our share of health insurance costs set forth below if they are terminated by us without “cause” or if they terminate their employment for “good reason” (each as defined in the respective agreement).

•Scott R. Ward        24 months
•Jeffrey S. Points        18 months

Messrs. Ward and Points will also receive a pro rata portion of any performance bonus for which the performance period has not expired. If such officer is terminated by us without “cause” or if he terminates his employment for “good reason” within 24 months of a change of control, the base salary payable during the applicable severance period will be increased to include the officer’s target bonus for the year of termination. As a condition to receiving the severance benefits, each officer is required to execute a release of claims agreement in favor of the Company. The severance benefits under their employment agreements and the Severance Plan are substantially the same; however, the Severance Plan does not provide severance benefits for an officer who terminates employment for “good reason” outside of the change of control context.

Executive Officer Severance Plan

We maintain the Cardiovascular Systems, Inc. Executive Officer Severance Plan (as amended, the “Severance Plan”). Each of our Named Executive Officers is covered by the Severance Plan. Under the Severance Plan, if we terminate an executive officer other than for cause, as defined in the Severance Plan, the executive will receive certain severance benefits during the severance period. The severance period is 24 months for the Chief Executive Officer, 18 months for all officers (within the meaning of Section 16 of the Exchange Act); 15 months for Senior Vice Presidents and Executive Vice Presidents; 12 months for Vice Presidents and other corporate officers; and 6 months or another period designed by the Compensation Committee for Area Vice Presidents and other employees designated by the Compensation Committee. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his or her material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) our share of the costs of the executive’s coverage under our medical, dental, and life insurance plans. In addition, the Board or Compensation Committee must take action to provide for the acceleration of the vesting for any outstanding stock options, restricted stock awards, restricted stock unit awards or other equity awards previously granted to the executive that would have vested within the 12-month period immediately following the executive’s termination of employment, and permit any outstanding stock options to remain exercisable for 180 days following the executive’s termination of employment. The Severance Plan also provides that, in the event of the participant’s termination within 24 months following a change in control (the sale by us of substantially all of our assets and the consequent discontinuance of our business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these), the base salary payable during the applicable severance period will be increased to include the participant’s target bonus for the year of termination. In addition, if a participant in the Severance Plan resigns his or her employment for “good reason” within 24 months of a change of control, then that participant is entitled to the same payments as if such participant’s employment is terminated without cause, for the same severance period previously set forth in the Severance Plan. For purposes of the Severance Plan, “good reason” is generally defined as (i) a material diminution in an executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive reports; (iv) a material diminution in the budget over which the executive retains authority; (v) requiring executive to be based at a location that is more than 50 miles from the location of the executive’s principal office; (vi) our failure to provide the executive with the same target bonus opportunity as in effect prior to the change in control; (vii) our failure to provide the executive with employee benefit plans that provide substantially similar benefits in the aggregate as the benefits provided to the executive immediately prior to a change of control; or (viii) any other action or inaction that constitutes a material breach by us of any agreement under which the executive provides services.

As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of the Company. The executive is not entitled to severance benefits if his or her termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to us in excess of 20% of the average level of services that he or she performed over the immediately preceding 36-month period.

The Severance Plan does not affect any other rights our executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his or her employment agreement. The executive will receive benefits under his or her employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.

Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes the severance benefits (i) within 24 months of a change of control; (ii) if such amendment or termination was requested by a party other than the Board that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.

Nonqualified Deferred Compensation Plan

As noted above, participants in the Deferred Compensation Plan are required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control of the Company. None of our current Named Executive Officers have elected to participate in the Deferred Compensation Plan.

Separation of Dr. Egeland

The employment of Ryan Egeland, our Chief Medical Officer, ended on March 3, 2022. The Compensation Committee treated the separation of Dr. Egeland as if it were a termination without cause under the Severance Plan and approved severance benefits payable to Dr. Egeland consistent with those available under the Severance Plan. On March 3, 2022, we entered into a Separation Agreement with Dr. Egeland that provides Dr. Egeland with such benefits, which include 18 months of salary continuation benefits in the gross amount of $506,142, a pro-rated bonus under our fiscal 2022 executive bonus plan of $25,329, and COBRA premiums paid by us for up to 18 months. The vesting of 7,081 shares of Dr. Egeland’s time-based restricted stock that would have otherwise vested within the 12 month period following March 3, 2022 was accelerated, and up to 10,767 shares of Dr. Egeland’s performance-based restricted stock will vest, provided, and only to the extent, if any, that the performance criteria for such shares are met, as determined by the Company in or around August or September 2023 and 2024 (as applicable). The Separation Agreement includes a release of claims by Dr. Egeland and he will continue to be bound by the terms of any restrictive covenant agreements he has with us.

Separation of Ms. Robb

The employment of Rhonda Robb, our Chief Operating Officer, ended on June 6, 2022. The Compensation Committee treated the separation of Ms. Robb as if it were a termination without cause under the Severance Plan and approved severance benefits payable to Ms. Robb consistent with those available under the Severance Plan. On June 6, 2022, we entered into a Separation Agreement with Ms. Robb that provides her with such benefits, which include 18 months of salary continuation benefits in the gross amount of $723,338, a pro-rated bonus under our fiscal year 2022 executive bonus plans of $188,505, and COBRA premiums paid by us for up to 18 months. The vesting of 12,859 shares of Ms. Robb’s time-based restricted stock that would have otherwise vested within the 12 month period following June 6, 2022 was accelerated, and up to 34,462 shares of Ms. Robb’s performance-based restricted stock will vest, provided, and only to the extent, if any, that the performance criteria for such shares are met, as determined by us in or around August or September 2023 and 2024 (as applicable). The Separation

Agreement includes a release of claims by Ms. Robb and she will continue to be bound by the terms of any restrictive covenant agreements she has with us.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation applies to all compensation paid to the Named Executive Officers.

The Compensation Committee believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

Human Resources and Compensation Committee of the Board of Directors:

Martha Goldberg Aronson, Chair
Augustine Lawlor
Erik Paulsen
Kelvin Womack

Summary Compensation Table for Fiscal 2022

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2022, June 30, 2021 and June 30, 2020 by each of the Named Executive Officers for each year in which each was a Named Executive Officer.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)(1)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Scott R. Ward(5)	2022	699,427	—	3,275,893	336,867	32,212	4,344,399
President and Chief Executive Officer	2021	665,188	—	2,688,810	764,470	32,212	4,150,680
	2020	628,105	539,351	3,551,504	—	—	4,718,960
Jeffrey S. Points	2022	349,225	—	804,533	146,207	19,197	1,319,162
Chief Financial Officer	2021	333,350	—	593,514	330,146	19,197	1,276,207
	2020	332,792	174,695	587,968	—	—	1,095,455
Rhonda J. Robb(6)	2022	465,592	—	1,090,662	188,505	1,120,670	2,865,429
Chief Operating Officer	2021	473,370	—	843,266	469,071	12,387	1,798,094
	2020	473,216	330,939	1,113,830	—	26,069	1,944,054
Alexander Rosenstein	2022	353,357	—	634,358	110,892	15,704	1,114,311
General Counsel and Corporate Secretary	2021	343,633	—	458,886	255,621	15,704	1,073,844
	2020	343,168	180,092	505,114	—	—	1,028,374
Ryan D. Egeland(7)	2022	249,666	—	213,940	25,329	683,646	1,172,581
Chief Medical Officer	2021	320,600	—	358,244	191,307	11,027	881,178
	2020	321,746	112,476	473,193	—	56,418	963,833
Sandra M. Sedo	2022	329,655	—	515,414	82,756	15,385	943,210
Chief Compliance Officer
John M. Hastings	2022	309,131	—	490,709	77,835	10,039	887,714
Executive Vice President of Operations and Technology

(1)The value of stock awards in this table represents the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for fiscal 2022, filed with the SEC on August 18, 2022. Stock awards consist of restricted stock awards (“RSAs”). In connection with their separations of employment, Ms. Robb forfeited 4,053 and 9,502 of fiscal 2021 and 2022 RSAs, respectively, and Dr. Egeland forfeited 1,721 and 5,697 of fiscal 2021 and 2022 RSAs, respectively.
(2)The value of stock awards in this table includes stock awards that were subject to forfeiture based on achievement of performance measures for each fiscal year and represents the fair value of such awards granted during the fiscal year, as measured in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Critical Accounting Policies and in Notes 1 and 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for fiscal 2022, filed with the SEC on August 18, 2022. The value of the fiscal 2022 stock awards at the grant date assuming the highest level of performance conditions will be achieved would be an incremental $1,864,163, $413,531, $313,650, $229,331 for Messrs. Ward, Points, Rosenstein, and Hastings, respectively; and an incremental $243,825 for Ms. Sedo. In connection with their separations of employment, Ms. Robb forfeited 12,158 and 20,294 of fiscal 2021 and 2022 performance stock awards, respectively; and Dr. Egeland forfeited 1,140, 7,317, and 10,724 of fiscal 2020, 2021, and 2022 performance stock awards, respectively.
(3)The amount under “Non-Equity Incentive Plan Compensation” consists of incentive compensation paid to each Named Executive Officer for Company performance under our annual cash incentive plan for the applicable fiscal year, as described under “Annual Incentive” above. The amounts for Ms. Robb and Dr. Egeland reflect pro rata amounts in accordance with the separation agreements.

(4)The amount under “All Other Compensation” for each named executive officer during fiscal 2021 and 2022 relates to the payout of accrued paid-time-off (PTO) balances resulting from a change in the Company’s PTO policy adopted during fiscal 2021, which divided the payout between each of such fiscal years.
(5)On April 1, 2020, due to the COVID-19 pandemic, Mr. Ward voluntarily instituted a reduction of 30% in the base salary otherwise payable to him which remained in effect until June 30, 2020.
(6)The amount under “All Other Compensation” for Ms. Robb for fiscal 2022 consists of the following benefits under her Separation Agreement effective June 6, 2022: salary continuation of $723,338 over a period of 18 months, health insurance premiums of $27,000, and the acceleration of 12,859 RSAs valued at $173,983 using the closing price of our common stock on June 21, 2022.
(7)The amount under “All Other Compensation” for Dr. Egeland for fiscal 2022 consists of payments consists of the following benefits under his Separation Agreement effective March 3, 2022: salary continuation of $506,142 over a period of 18 months and health insurance premiums of $30,645, and the acceleration of 7,081 RSAs valued at $146,859 using the closing price of our common stock on March 18, 2022.

Grants of Plan-Based Awards for Fiscal 2022

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended June 30, 2022. The performance-based restricted stock awards are granted at the maximum performance values, which are subject to forfeiture based on achievement of performance measures. Forfeited amounts are included in footnote 2 to the Summary Compensation Table.

Name	Type of Grant	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott R. Ward	Performance(1)	N/A	402,500	805,000	1,610,000
	Performance(2)	N/A	201,250	402,500	805,000
	RSA(3)	8/7/2021							33,141	1,260,021
	PBRSA(4)	8/7/2021				24,856	49,711	99,422		1,975,515
	RSA(5)	2/8/2022							5,477	100,010

Jeffrey S. Points	Performance(1)	N/A	174,694	349,387	698,774
	Performance(2)	N/A	87,347	174,694	349,388
	RSA(3)	8/7/2021							7,352	279,523
	PBRSA(4)	8/7/2021				5,514	11,028	22,055		438,233
	RSA(5)	2/8/2022							5,477	100,010

Rhonda J. Robb	Performance(1)	N/A	241,113	482,225	964,450
	Performance(2)	N/A	120,557	241,113	482,226
	RSA(3)	8/7/2021							10,147	279,523
	PBRSA(4)	8/7/2021				7,610	15,221	30,441		438,233
	RSA(5)	2/8/2022							5,477	100,010

Alexander Rosenstein	Performance(1)	N/A	132,497	264,993	529,986
	Performance(2)	N/A	66,249	132,497	264,994
	RSA(3)	8/7/2021							5,576	212,000
	PBRSA(4)	8/7/2021				4,182	8,364	16,728		332,385
	RSA(5)	2/8/2022							5,477	100,010

Ryan D. Egeland	Performance(1)	N/A	101,229	202,457	404,914
	Performance(2)	N/A	50,615	101,229	202,458
	RSA(3)	8/7/2021							4,438	212,000
	PBRSA(4)	8/7/2021				3,329	6,657	13,313		332,385
	RSA(5)	2/8/2022							5,477	100,010

Sandra M. Sedo	Performance(1)	N/A	98,880	197,760	395,520
	Performance(2)	N/A	49,440	98,880	197,760
	RSA(3)	8/7/2021							4,335	164,817
	PBRSA(4)	8/7/2021				3,251	6,502	13,004		258,389
	RSA(5)	2/8/2022							5,477	100,010

John M. Hastings	Performance(1)	N/A	93,000	186,000	372,000
	Performance(2)	N/A	46,500	93,000	186,000
	RSA(3)	8/7/2021							4,077	155,008
	PBRSA(4)	8/7/2021				3,058	6,116	12,231		243,030
	RSA(5)	2/8/2022							5,477	100,010

(1)Performance incentive compensation based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2022. Adjusted EBITDA is defined as income from operations with stock compensation, depreciation and amortization added back. Target incentive compensation amounts are weighted 75% for the revenue goal and 25%

for the adjusted EBITDA goal.
(2)Performance incentive compensation based on the Company’s achievement of revenue and adjusted EBITDA financial goals for the third and fourth quarter of fiscal 2022. Adjusted EBITDA is defined as income from operations with stock compensation, depreciation and amortization added back. Target incentive compensation amounts are weighted 75% for the revenue goal and 25% for the adjusted EBITDA goal for both the third and fourth quarter. No duplicate payments would be made between the second half bonus plan and the original full year cash incentive program for the Named Executive Officers.
(3)Represents RSAs granted pursuant to the 2017 Plan that vest as to 1/3 of the shares subject to each RSA on each of August 13, 2022, 2023 and 2024.
(4)Represents RSAs that are subject to performance-based forfeiture based on total stockholder return versus the Compensation Peer Group (“PBRSA”). The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2021 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2024. These PBRSAs vest as to 25% of the shares upon achievement of the threshold performance objectives, as to 50% of the shares upon achievement of the target performance objectives, and as to 100% of the shares upon achievement of the maximum performance objectives, with vesting between these levels determined using interpolation.
(5)Represents RSAs granted pursuant to the 2017 Plan that vest as to 1/2 of the shares subject to each RSA on each of February 12, 2023 and 2024.

Employment and Separation Agreements of the Named Executive Officers

Scott R. Ward

On August 15, 2016, we entered into an employment agreement with Mr. Ward. Mr. Ward is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Mr. Ward meets the applicable eligibility requirements. Additionally, Mr. Ward is eligible to participate in the Severance Plan. The employment agreement is terminable by either party at any time for any reason. Under the terms of the employment agreement, if he is terminated by the Company without cause or terminates his employment for good reason, as each is defined in the employment agreement, the Company will pay Mr. Ward an amount equal to twice his then current base salary (payable over 24 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 24 months of the Company’s share of health insurance costs. If he is terminated by the Company without cause or terminates his employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Mr. Ward an amount equal to twice the sum of his then current base salary plus the target bonus amount he was eligible to earn under the cash bonus plan then in effect (payable over 24 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 24 months of the Company’s share of health insurance costs. As a condition to receiving his severance benefits, Mr. Ward is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The employment agreement also contains confidentiality, noncompetition and assignment of inventions provisions. The employment agreement provides that Mr. Ward will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time.

Jeffrey S. Points

Effective February 7, 2018, we entered into a new employment agreement with Mr. Points. Mr. Points is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Mr. Points meets the applicable eligibility requirements. Additionally, Mr. Points is eligible to participate in the Severance Plan. The employment agreement is terminable by either party at any time for any reason. Under the terms of the employment agreement, if Mr. Points is terminated by the Company without cause or terminates his employment for good reason, as each is defined in the employment agreement, the Company will pay Mr. Points an amount equal to 1.5 times his then current base salary (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. If Mr. Points is terminated by the Company without cause or terminates his employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Mr. Points an amount equal to 1.5 times the sum of his then current base salary plus the target bonus amount he was eligible to earn under the cash bonus plan then in effect (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. As a condition to receiving his severance benefits, Mr. Points is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The employment agreement also contains confidentiality, noncompetition and assignment of inventions provisions. The employment agreement provides that Mr. Points will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time.

Alexander Rosenstein, Sandra M. Sedo and John M. Hastings

We entered into employment agreements with Mr. Rosenstein, Ms. Sedo, and Mr. Hastings on August 19, 2014, June 13, 2016, and September 7, 2017, respectively. The agreements were in our standard form for employees and are terminable by either party at any time for any reason. The agreements contain standard confidentiality, noncompetition and assignment of inventions provisions.

Separation Agreements

The Separation Agreements for each of Ms. Robb and Dr. Egeland are discussed above under “Termination or Change of Control Plans and Agreements.”

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2022

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2022.

Name		Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Scott R. Ward	(2)	34,297	$492,505
	8/9/2019(3)	8,560	$122,922
	8/9/2019(4)			19,257	$276,531
	8/7/2020(3)	25,844	$371,120
	8/7/2020(5)			29,075	$417,517
	8/9/2021(3)	33,141	$475,905
	8/9/2021(6)			24,856	$356,932
	2/8/2022(7)	5,477	$78,650

Jeffrey S. Points	8/9/2019(3)	1,417	$20,348
	8/9/2019(4)			3,188	$45,780
	8/7/2020(3)	5,705	$81,924
	8/7/2020(5)			6,418	$92,162
	8/9/2021(3)	7,352	$105,575
	8/9/2021(6)			5,514	$79,181
	2/8/2022(7)	5,477	$78,650

Rhonda J. Robb(8)	8/9/2019(4)			6,039	$86,720
	8/7/2020(5)			6,079	$87,294
	8/9/2021(6)			2,537	$36,431

Alexander Rosenstein	8/9/2019(3)	1,218	$17,490
	8/9/2019(4)			2,739	$39,332
	8/7/2020(3)	4,411	$63,342
	8/7/2020(5)			4,962	$71,254
	8/9/2021(3)	5,576	$80,071
	8/9/2021(6)			4,182	$60,054
	2/8/2022(7)	5,477	$78,650

Ryan D. Egeland(9)	8/9/2019(4)			2,281	$32,755
	8/7/2020(5)			2,045	$29,366
	8/9/2021(6)			647	$9,291

Sandra M. Sedo	8/9/2019(3)	1,097	$15,753
	8/9/2019(4)			2,468	$35,440
	11/4/2019(3)	870	$12,493
	8/7/2020(3)	3,429	$49,240
	8/7/2020(5)			3,858	$55,401
	8/9/2021(3)	4,335	$62,251
	8/9/2021(6)			3,251	$46,684
	2/8/2022(7)	5,477	$78,650

John M. Hastings	8/9/2019(3)	768	11,028.48
	8/9/2019(4)			1,727	$24,800
	8/7/2020(3)	2,897	$41,601
	8/7/2020(5)			3,260	$46,814
	8/9/2021(3)	4,077	$58,546
	8/9/2021(6)			3,058	$43,913
	2/8/2022(7)	5,477	$78,650

(1)Performance-based RSAs are presented at threshold award levels.
(2)Mr. Ward holds an aggregate of 34,297 vested RSUs, granted on various dates in connection with his Board compensation prior to his service as our Chief Executive Officer, that are payable in cash or shares of our common stock, at our discretion, within 30 days after the six-month anniversary of the termination of Mr. Ward’s Board membership.
(3)Unless otherwise noted, RSAs vest at the rate of one-third per year starting on the first anniversary of the grant date or of a different set date in the month of the grant. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $14.36 per share of the Company’s common stock on June 30, 2022, the last trading day of the Company’s fiscal year. Our RSA agreements provide that in the event of a change of control (as defined in the agreements) the awards will become immediately vested on the effective date of the change of control.
(4)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants vested based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2019 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2022. Our three-year total stockholder return of -53% was at the 10th percentile of the applicable peer group, which resulted in a payout of 0%, and all of such shares were forfeited.
(5)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2020 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2023.
(6)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2021 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2024.
(7)These RSAs vest at the rate of one-half per year starting on the first anniversary of February 12, 2022. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $14.36 per share of the Company’s common stock on June 30, 2022, the last trading day of the Company’s fiscal year. Our RSA agreements provide that in the event of a change of control (as defined in the agreements) the awards will become immediately vested on the effective date of the change of control.
(8)Per the terms of Ms. Robb’s Separation Agreement, Ms. Robb’s performance-based restricted stock will vest, provided, and only to the extent, if any, that the performance criteria for such shares is met, as determined by the Company in or around August or September 2022, 2023, and 2024 (as applicable). As noted above, all of the performance-based restricted stock granted on August 8, 2019 was forfeited.
(9)Per the terms of Dr. Egeland’s Separation Agreement, Dr. Egeland’s performance-based restricted stock will vest, provided, and only to the extent, if any, that the performance criteria for such shares is met, as determined by the Company in or around August or September 2022, 2023, and 2024 (as applicable). As noted above, all of the performance-based restricted stock granted on August 8, 2019 was forfeited.

Option Exercises and Stock Vested for Fiscal 2022

The following table sets forth certain information regarding restricted stock award vesting by the Named Executive Officers during the fiscal year ended June 30, 2022. There were no option exercises by the Named Executive Officers during the fiscal year.

	Stock awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Scott R. Ward	86,986	(1)	$3,137,323
Jeffrey S. Points	15,360	(2)	$553,991
Rhonda J. Robb	42,255	(3)	$1,234,206
Alexander Rosenstein	13,127	(4)	$473,452
Ryan D. Egeland	13,010	(5)	$360,964
Sandra M. Sedo	12,348	(6)	$437,641
John M. Hastings	4,797	(7)	$173,234

(1)These shares were acquired by Mr. Ward upon the vesting of restricted stock granted to him under the 2017 Plan. Of this total number of shares, 9,335 were attributable to restricted stock granted on August 28, 2018, 8,558 were attributed to restricted stock granted on August 9, 2019, and 12,922 were attributed to restricted stock granted on August 7, 2020. The remaining 56,171 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 28, 2018.
(2)These shares were acquired by Mr. Points upon the vesting of restricted stock granted to him under the 2017 Plan. Of this total number of shares, 1,580 were attributable to restricted stock granted on August 28, 2018, 1,417 were attributable to restricted stock granted on August 9, 2019, and 2,852 were attributable to restricted stock granted on August 7, 2020. The remaining 9,511 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 28, 2018.
(3)These shares were acquired by Ms. Robb upon the vesting of restricted stock granted to her under the 2017 Plan. Of this total number of shares, 3,229 were attributable to restricted stock granted on August 28, 2018, 2,684 were attributable to restricted stock granted on August 9, 2019, and 4,053 were attributed to restricted stock granted on August 7, 2020. There were also 19,430 shares attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 28, 2018. In connection with Ms. Robb’s separation agreement, 12,859 shares of time-based stock vested that would have otherwise vested within the twelve-month period following June 6, 2022.
(4)These shares were acquired by Mr. Rosenstein upon the vesting of restricted stock granted to him under the 2017 Plan. Of this total number of shares, 1,383 were attributable to restricted stock granted on August 28, 2018, 1,217 were attributable to restricted stock granted on August 9, 2019, and 2,205 were attributable to restricted stock granted on August 7, 2020. The remaining 8,322 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 28, 2018.
(5)These shares were acquired by Dr. Egeland upon the vesting of restricted stock granted to her under the 2017 Plan. Of this total number of shares, 835 were attributable to restricted stock granted on August 3, 2018, 1,140 were attributable to restricted stock granted on August 9, 2019, and 1,722 were attributable to restricted stock granted on August 7, 2020. There were also 2,232 shares attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 3, 2018. In connection with Dr. Egeland’s separation agreement, 7,081 shares of time-based stock vested that would have otherwise vested within the twelve-month period following March 3, 2022.
(6)These shares were acquired by Ms. Sedo upon the vesting of restricted stock granted to him under the 2017 Plan. Of this total number of shares, 1,235 were attributable to restricted stock granted on August 28, 2018, 870 were attributable to restricted stock granted on November 4, 2019, 1,097 were attributable to restricted stock granted on August 9, 2019, and 1,715 were attributable to restricted stock granted on August 7, 2020. The remaining 7,431 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 28, 2018.
(7)These shares were acquired by Mr. Hastings upon the vesting of restricted stock granted to him under the 2017 Plan. Of this total number of shares, 702 were attributable to restricted stock granted on August 3, 2018, 767 were attributable to restricted stock granted on August 9, 2019, and 1,449 were attributable to restricted stock granted on August 7, 2020. The remaining 1,879 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 3, 2018.

Nonqualified Deferred Compensation

As described above under “Nonqualified Deferred Compensation Plans,” the Company has a deferred compensation plan under which certain members of management and highly compensated employees, including the Named Executive Officers, have the opportunity to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of participant’s choosing. None of our Named Executive Officers currently participate in the plan.

Potential Payments Upon Termination or Change in Control

As provided under “Termination or Change of Control Plans and Agreements,” many of the Company’s plans and agreements provide the Named Executive Officers with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The amounts payable to each of the Named Executive Officers, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on June 30, 2022, are as follows:

	Acceleration of Restricted Stock			Payment Upon Termination
Name	Upon Termination by Company Not for Cause (1)		Upon Change in Control(2)	By Company Not for Cause(3)		By Company Not for Cause or by NEO for Good Reason in Connection with Change in Control(4)	By NEO for Good Reason(5)
Scott R. Ward	$516,669		$4,230,070	$1,767,501		$3,377,501	$1,767,501
Jeffrey S. Points	$138,569		$991,468	$697,042		$1,211,122	$522,348
Rhonda J. Robb	$173,983	(6)	N/A	$938,843	(7)	N/A	N/A
Alexander Rosenstein	$117,503		$780,230	$604,017		$1,098,417	$—
Ryan D. Egeland	$146,859	(8)	N/A	$562,018	(9)	N/A	N/A
Sandra M. Sedo	$115,222		$639,355	$667,692		$1,065,182	$—
John M. Hastings	$92,500		$563,849	$569,705		$848,705	$—

(1)Other than for Ms. Robb and Dr. Egeland, as described in footnote 6 and 8, represents immediate vesting of restricted stock awards that would vest in the 12 months following June 30, 2022 at the closing price of $14.36 per share of the Company’s common stock on June 30, 2022, the last trading day of the Company’s fiscal year.
(2)Represents immediate vesting of all outstanding restricted stock awards (both time-based and performance-based restricted stock at their full outstanding unvested levels) at the closing price of $14.36 per share of the Company’s common stock on June 30, 2022, the last trading day of the Company’s fiscal year.
(3)Other than for Ms. Robb and Dr. Egeland, as described in footnote 7 and 9, represents payments of base salary, a pro-rata portion of any performance bonus for which the performance period has not yet expired and health insurance costs pursuant to the Severance Plan (over a period of 24 months for Mr. Ward and 18 months for Messrs. Points, Rosenstein and Hastings and Ms. Sedo) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.
(4)Represents payments of base salary (as increased to include the participant’s target bonus for the year of termination in accordance with the Severance Plan), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and health insurance costs pursuant to the Severance Plan (over a period of 24 months for Mr. Ward and 18 months for Messrs. Points, Rosenstein and Hastings and Ms. Sedo) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.
(5)Represents payment of base salary, a pro-rata portion of any performance bonus for which the performance period has not yet expired (for Mr. Ward) and health insurance costs (over a period of 24 months for Mr. Ward and 18 months for Mr. Points) pursuant to each respective Named Executive Officer’s employment agreement.
(6)Represents the following benefit received under Ms. Robb’s Separation Agreement: the acceleration of 12,859 RSAs valued at $173,983 using the closing price of our common stock on June 21, 2022 of $13.53.
(7)Represents the following benefits received under Ms. Robb’s Separation Agreement: salary continuation of $723,338 over a period of 18 months, a bonus of $188,505 under the fiscal 2022 bonus plan and health insurance premiums of $27,000.
(8)Represents the following benefit received under Dr. Egeland’s Separation Agreement: the acceleration of 7,081 RSAs valued at $146,859 using the closing price of our common stock on March 18, 2022 of $20.74.
(9)Represents the following benefits received under Dr. Egeland’s Separation Agreement: salary continuation of $506,142 over a period of 18 months, a bonus of $25,231 under the fiscal 2022 bonus plan and health insurance premiums of $30,645.

CHIEF EXECUTIVE OFFICER PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Chief Executive Officer, Mr. Ward, and the ratio of these two amounts. For the twelve-month period ended June 30, 2022, our last completed fiscal year:

•The estimated median of annual total compensation for all employees of the Company (excluding Mr. Ward) was $141,945; and
•Mr. Ward’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $4,344,399.

Based on this information for fiscal 2022, we estimate that the ratio of the annual total compensation of Mr. Ward to the median annual total compensation of our employees (other than Mr. Ward) was approximately 31 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company.

Under the SEC’s rules, a company is required to identify its median employee only once every three years so long as there have been minimal changes to its employee population or employee compensation arrangements that the company reasonably believes would not have a meaningful impact on its pay ratio. We believe that we have not had any such changes in fiscal 2022 that would have impacted our pay ratio. As such, we continue to use the median employee originally identified in fiscal 2020 using the following methodology:

•We determined that, as of June 30, 2020, our employee population, excluding our Chief Executive Officer, consisted of approximately 787 individuals located in the United States. This population consisted of all full- and part-time employees and interns. We selected June 30, 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
•We identified the median employee by taking into account the total cash compensation paid during fiscal year 2020 to all regular employees and interns, excluding our Chief Executive Officer, employed by us on June 30, 2020. For these purposes, total cash compensation included base salary or hourly wages, cash incentive awards and commissions. Base salaries were not adjusted for partial-year employment.
•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

We combined all of the elements of the median employee’s compensation for fiscal 2022 in accordance with applicable SEC rules, resulting in annual total compensation of $141,945.

With respect to the annual total compensation of Mr. Ward, we used the amount reported in the “Total” column of the Summary Compensation Table for fiscal 2022.

DIRECTOR COMPENSATION

During the fiscal year ended June 30, 2022, each of our non-employee members of the Board received the following compensation:

•Retainers of $45,000 for service as a Board member; $22,000 for service as the chair of the Audit Committee; $20,000 for service as a chair of a Board committee other than the Audit Committee; $10,000 for service as a member of a Board committee; and $1,200 per Board or committee meeting attended in the event that more than 12 of such meetings are held during the period. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs will at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.
•An RSU award with a value of $145,000, which RSUs are settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof. These RSUs are settled within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Lead Independent Director receives an additional annual retainer of $40,000, and may irrevocably elect, in advance of each fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.

In setting director compensation for fiscal year 2022, the Compensation Committee used data assembled by Willis Towers Watson to assist in its recommendations to the Board, which approves director compensation.

Director Compensation Table for Fiscal 2022

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2022.

Name	Fees Earned or Paid in Cash or Stock ($)(1)	Stock Awards(2)(3) ($)	Total ($)
Martha Goldberg Aronson	$75,000	$145,000	$220,000
Edward Brown(4)	$38,260	$36,271	$74,531
William Cohn	$55,000	$145,000	$200,000
Sachin Jain	$55,000	$145,000	$200,000
Augustine Lawlor(5)	$96,644	$145,000	$241,644
Erik Paulsen	$65,000	$145,000	$210,000
Stephen Stenbeck	$67,000	$145,000	$212,000
Kelvin Womack	$55,000	$145,000	$200,000
(1)Mr. Lawlor and Drs. Cohn and Jain elected to receive their fees in Company common stock. Messrs. Brown, Paulsen, Stenbeck and Womack and Ms. Aronson elected to receive their fees in cash.
(2)The value of stock awards in this table represents the fair value of such awards granted during the fiscal year, as measured in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Critical Accounting Policies and in Notes 1 and 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for fiscal 2022, filed with the SEC on August 18, 2022.
(3)The aggregate number of RSUs held by each of the directors listed in the table above as of June 30, 2022 was as follows: Ms. Aronson, 23,163 shares; Dr. Cohn, 31,489 shares; Dr. Jain, 5,147 shares; Mr. Lawlor, 94,655 shares; Mr. Paulsen, 11,563 shares; Mr. Stenbeck, 10,636 shares; and Mr. Womack, 7,670 shares. Mr. Brown did not hold any RSUs as of June 30, 2022.
(4)Mr. Brown’s term on the Board ended on November 11, 2021 and the fees and stock awards are pro-rated to this date.
(5)Mr. Lawlor was appointed Lead Director effective November 11, 2021 and the related fee was pro-rated from this date.

On July 23, 2014, the Board and the Compensation Committee established minimum stock ownership guidelines for non-employee directors that require each director to own Company common stock (including restricted stock units) having a value of at least five times his or her annual cash retainer for service as a board member. Each director on the Board at the time had five years from adoption of these guidelines to reach this ownership level and any new director will have five years from the date of election to reach this ownership level. All of our directors are in compliance with these guidelines.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a non-binding, advisory basis regarding the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation, the Company has determined to hold annual advisory votes on the compensation of the Named Executive Officers.

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. We designed our compensation program to reward our Named Executive Officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Based on the competitive, stockholder-aligned and results-oriented characteristics of our executive compensation program, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2022 Summary Compensation Table and the other related tables and disclosure.”

While the Board and the Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our Named Executive Officers, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “FOR” the non-binding resolution regarding the compensation of our Named Executive Officers, as disclosed in this proxy statement. Advisory approval of this non-binding resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter, the Audit Committee has the responsibility to review and approve all proposed related-party transactions involving directors and executive officers to which any such persons and the Company may be a party prior to their implementation to assess whether such transactions comply with the Company’s applicable policies, including any related-party transactions policy, and meet applicable legal requirements. The Company’s Code of Ethics and Business Conduct and the related Conflict of Interest Policy that was adopted in fiscal 2020 require our employees, officers and directors to avoid any position, relationship or activity in which his or her personal interests conflict with or interfere with the Company’s assets, including the following:

•Not working for a customer, competitor or supplier, vendor or other business partner of the Company, whether as an employee or a consultant;
•Not having a substantial equity, debt or financial interest in any competitor, supplier, customer or any company that seeks to do business with the Company;
•Not seeking or accepting, directly or indirectly, any payments, fees, loans or services from any person or entity as a condition of, or result of, their doing business with the Company; and
•Not receiving any loans or personal obligations from the Company.

Directors and executive officers must disclose any potential conflict of interest to our Chief Compliance Officer or otherwise as provided in the Conflict of Interest Policy. The Chief Compliance Officer will lead the process to determine whether a conflict of interest exists and any such conflict of interest must be submitted to the Audit Committee and then the Board of Directors (with only the independent members voting) for review and approval.

Since July 1, 2021, there have been no related party transactions arising or existing requiring disclosure under applicable Nasdaq listing standards or SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 13, 2022, certain information regarding beneficial ownership of our common stock by:

•Each person known to us to beneficially own 5% or more of our common stock;
•Each of our Named Executive Officers;
•Each of our directors; and
•All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 41,905,932 shares of Company common stock outstanding on September 13, 2022. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Scott R. Ward(1)	807,438	1.9%
Jeffrey S. Points(2)	168,915	*
Alexander Rosenstein(3)	144,580	*
Sandra M. Sedo(4)	110,558	*
Rhonda J. Robb(5)	99,417	*
Ryan D. Egeland(6)	40,458	*
John M. Hastings(7)	25,301	*
Martha Goldberg Aronson(8)	12,411	*
William Cohn(9)	9,449	*
Sachin H. Jain(10)	1,447	*
Augustine Lawlor(11)	30,340	*
Erik Paulsen(12)	700	*
Stephen Stenbeck(13)	3,153	*
Kelvin Womack(14)	—	*
All Directors and Executive Officers as a Group (16 individuals)(15)	1,576,572	3.8%
5% Stockholders
BlackRock, Inc.(16)	7,007,264	16.7%
Brown Capital Management, LLC(17)	5,804,501	13.9%
Champlain Investment Partners, LLC(18)	3,488,625	8.3%
The Vanguard Group(19)	2,700,378	6.4%

*	Less than 1% of the outstanding shares.

(1)Includes 575,972 shares of restricted stock that are subject to a risk of forfeiture. Does not include 34,297 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Mr. Ward’s Board membership.
(2)Includes 136,619 shares of restricted stock that are subject to a risk of forfeiture.
(3)Includes 105,362 shares of restricted stock that are subject to a risk of forfeiture.
(4)Includes 80,413 shares of restricted stock that are subject to a risk of forfeiture.
(5)Includes 34,462 shares of restricted stock that are subject to a risk of forfeiture.
(6)Includes 10,767 shares of restricted stock that are subject to a risk of forfeiture.
(7)Includes 13,471 shares of restricted stock that are subject to a risk of forfeiture.

(8)Does not include 20,752 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Ms. Aronson’s Board membership.
(9)Does not include 31,489 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Cohn’s Board membership.
(10)Does not include 5,147 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Jain’s Board membership.
(11)Does not include 94,655 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s Board membership.
(12)Does not include 11,563 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Paulsen’s Board membership.
(13)Does not include 10,636 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Stenbeck’s Board membership.
(14)Does not include 7,670 vested restricted stock units and 9,064 restricted stock units that vest 1/4th on each of September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Womack’s Board membership.
(15)Includes 1,043,859 shares of restricted stock that are subject to a risk of forfeiture.
(16)BlackRock, Inc. reported in a Schedule 13G/A filed with the SEC on January 28, 2022 that it held sole voting power with respect to 6,882,994 shares and sole dispositive power with respect to 7,007,264 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)Brown Capital Management, LLC reported in a Schedule 13G/A filed with the SEC on February 14, 2022 that it held sole voting power with respect to 3,757,142 shares and sole dispositive power with respect to 5,804,501 shares of the Company’s common stock, and that The Brown Capital Management Small Company Fund held sole voting and dispositive power with respect to 3,138,112 shares of the Company’s common stock. The address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.
(18)Champlain Investment Partners, LLC reported in a Schedule 13G/A filed with the SEC on February 11, 2022 that it held sole voting power with respect to 2,708,340 shares and sole dispositive power with respect to 3,488,625 shares of the Company’s common stock. The address for Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.
(19)The Vanguard Group reported in a Schedule 13G/A filed with the SEC on February 9, 2022 that it held sole voting power with respect to 0 shares, shared voting power with respect to 74,709 shares, sole dispositive power with respect to 2,594,698 shares, and shared dispositive power with respect to 105,680 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2022 regarding our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	70,711	$36.77	3,156,288
Equity compensation plans not approved by stockholders	—	$—	—
TOTAL	70,711	$36.77	3,156,288

(1)Includes 2,124,643 shares of common stock available for issuance under the Company’s Amended and Restated 2017 Equity Incentive Plan and 1,031,645 shares of common stock available for issuance under the Company’s 2015 Employee Stock Purchase Plan at June 30, 2022.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2022 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE FORM 10-K IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 1225 OLD HIGHWAY 8 NW, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Annual Meeting or any adjournment of the Annual Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons acting as proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and in this proxy statement.

By Order of the Board of Directors

Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer

St. Paul, Minnesota
September 28, 2022

CARDIOVASCULAR SYSTEMS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CSII2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 7, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91187-P77495

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDIOVASCULAR SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Scott R. Ward	☐	☐	☐
1b. Kelvin Womack	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Proposal 1 is to elect Class II directors to hold office until the 2025 Annual Meeting of Stockholders. In their discretion, the proxies named on the reverse side of this card are also authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Fiscal 2022 Annual Report on Form 10-K to Stockholders and Notice and Proxy Statement are available at www.proxyvote.com.

D91188-P77495

CARDIOVASCULAR SYSTEMS, INC.
Annual Meeting of Stockholders
November 8, 2022 10:00 a.m. CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott R. Ward and Jeffrey S. Points, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on November 8, 2022, at 10:00 a.m. (Central Time), via webcast at www.virtualshareholdermeeting.com/CSII2022, and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted "FOR" the nominees in Proposal 1, and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side